Exhibit 10.30.10
LOAN AND SECURITY AGREEMENT
Dated as of October 29, 2010
Between
ASHFORD CRYSTAL GATEWAY LP,
as Borrower
AND
GERMAN AMERICAN CAPITAL CORPORATION,
as Lender
With respect to:
Marriott Crystal Gateway
1700 Jefferson David Highway
City of Arlington, Arlington County, Commonwealth of Virginia

i

v

SCHEDULES

SCHEDULE I	Qualified Institutional Holder Requirements
SCHEDULE II	Restricted Party List
SCHEDULE III	Litigation
SCHEDULE IV	REAs

EXHIBITS

EXHIBIT A	Manager Direction Letter
EXHIBIT B	Organizational Chart
EXHIBIT C	INTENTIONALLY OMITTED
EXHIBIT D	Form of Independent Director, Independent Manager, Independent Member Certificate
EXHIBIT E	Article 8 “Opt In” Language

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT, dated as of the 29th day of October, 2010, is between ASHFORD CRYSTAL GATEWAY LP, a Delaware limited partnership (together with its successors and permitted assigns, “Borrower”) having an office at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254, and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, “Lender”).
RECITALS:
     WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;
     WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement (as hereinafter defined) and the other Loan Documents (as hereinafter defined).
     NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Account Agreement” shall mean the Account and Control Agreement among Lender, Borrower and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Account Collateral” shall have the meaning set forth in Section 3.1.2.
          “Additional Non-Consolidation Opinion” shall have the meaning set forth in Section 5.1.4(h).
          “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, or any general partner or managing member in, such specified Person. An Affiliate of a Person includes, without limitation, (a) any officer or director of such Person, and (b) any record or beneficial owner of more than 10% of any class of ownership interests of such Person; provided that for purposes of any provision of the Loan Documents addressing transactions among Affiliates, Remington Lodging & Hospitality, LLC shall be deemed to be an Affiliate of Borrower, General Partner, Tenant or Guarantor. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

          “Agreement” shall mean this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Alteration” shall have the meaning set forth in Section 10.2.
          “Annual Budget” shall mean the annual operating budget, if any, for (a) the Borrower, (b) the General Partner, (c) Tenant or (d) the Property, in each case, prepared by Borrower or, with respect to the Property, Manager, on Borrower’s behalf, pursuant to the Management Agreement, in each case, for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s and Manager’s, as applicable, good faith estimates of the anticipated results of operations of Borrower, Tenant and the Property, including revenues from all sources, all Operating Expenses, management fees and Capital Expenditures.
          “Approved Bank” shall have the meaning set forth in the Account Agreement.
          “Approved Operating Expenses” shall mean the monthly Operating Expenses as set forth on the Annual Budget approved (or deemed approved) by Lender pursuant to Section 11.2.5; provided, however, that if such Annual Budget has not been approved (or deemed approved) by Lender, then the term “Approved Operating Expenses” shall mean the amount of Operating Expenses set forth on the immediately preceding Annual Budget approved (or deemed approved) by the Lender.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by Lender and an assignee, and accepted by Lender in accordance with Article XV and in such form as is customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.
          “Assignment of Leases” shall mean that certain first priority Assignment of Leases, Rents and Security Deposits from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Operating Lease, Leases, Rents and Security Deposits as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Management Agreement” shall mean that certain Collateral Assignment of Management Agreement and Intellectual Property among Lender, Borrower and Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assumed Debt Service” shall mean the sum of (a) payments of Debt Service with respect to the Loan made by Borrower to Lender on each Payment Date, plus (b) payments made with respect to any New Mezzanine Loan, in each case, during the immediately preceding 12-month period.
          “Assumed Debt Service Coverage Ratio” shall mean a ratio, as reasonably determined by Lender for the applicable period, in which:

               (a) the numerator is the Net Operating Income, as stated on Borrower’s four most recent quarterly financial statements delivered to Lender pursuant to Article XI hereof, for the trailing 12 month period immediately prior to the applicable calculation date; and
               (b) the denominator is the Assumed Debt Service.
          “Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, or any other Federal or state bankruptcy or insolvency law.
          “Borrower” has the meaning set forth in the first paragraph of this Agreement.
          “Borrower’s Account” shall mean the account designated in writing from time to time by Borrower as the “Borrower’s Account”.
          “Building Equipment” shall have the meaning set forth in the Security Instrument.
          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or the New York Stock Exchange or the Federal Reserve Bank of New York is not, in each case, open for business.
          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs).
          “Cash” shall mean the legal tender of the United States of America.
          “Cash and Cash Equivalents” shall mean any one or a combination of the following: (a) Cash, and (b) U.S. Government Obligations.
          “Cash Flow Reserve Account” shall have the meaning set forth in Section 3.1.1(v).
          “Cash Management Bank” shall mean (a) Deutsche Bank Trust Company Americas, a New York banking corporation, (b) any Approved Bank acting as Cash Management Bank under the Account Agreement or (c) other financial institution approved by the Lender and, if a Securitization has occurred, the Rating Agencies.
          “Casualty Amount” shall mean $7,500,000.
          “Closing Date” shall mean the date of this Agreement set forth in the first paragraph hereof.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

          “Collateral Accounts” shall have the meaning set forth in Section 3.1.1.
          “Control” shall mean (a) the power to direct the management or policies of a Person, directly or indirectly and whether through ownership of voting securities or other beneficial interest, by contract or otherwise and (b) the ownership, direct or indirect, of no less than 51% of the voting securities or other beneficial interest of such Person, and the terms “Controlled”, “Controlling” and “Common Control” shall have correlative meanings.
          “Control Agreement” shall mean one or more agreements, each in form and substance satisfactory to Lender, that create and perfect in favor of Lender but subject to the terms of the Manager’s Subordination Agreement, a first priority security interest in and to the FF&E Holding Account, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Cut-Off Date” shall have the meaning set forth in Section 6.2.3.
          “DBS” shall have the meaning set forth in Section 14.3.2(b).
          “DBS Group” shall have the meaning set forth in Section 14.3.2(b).
          “DSCR Event” shall mean with respect to the calculation date occurring on the last day of the immediately preceding calendar quarter, that Borrower has failed to maintain an Assumed Debt Service Coverage Ratio of 1.20 to 1.00.
          “Debt” shall mean, with respect to any Person at any time: (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note, any Mezzanine Loans and any New Mezzanine Loans.
          “Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1(iii).

          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall have the meaning set forth in the Note.
          “Defeasance” shall have the meaning set forth in Section 13.1.
          “Defeasance Collateral” shall mean Defeasance Eligible Investments pledged to Lender as collateral pursuant to Article XIII (including, without limitation, all amounts then on deposit in the Defeasance Collateral Account).
          “Defeasance Collateral Account” shall have the meaning set forth in Section 13.5.
          “Defeasance Collateral Requirement” shall mean an amount sufficient to provide payment of all (a) principal indebtedness outstanding as of the date of Defeasance under the Note as it becomes due through the date that is six months prior to the Maturity Date, (b) scheduled interest on the Loan as it becomes due through the date that is six months prior to the Maturity Date and (c) all other Indebtedness outstanding hereunder or under any of the other Loan Documents as it becomes due through the date that is six months prior to the Maturity Date.
          “Defeasance Eligible Investments” shall mean (a) obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the full faith and credit of the United States of America or any agency or instrumentality of the United States of America, the ownership of which will not cause Lender to be an “investment company” under the Investment Company Act of 1940, as amended, as evidenced by an Opinion of Counsel reasonably acceptable to Lender, and which qualify under §1.860G-2(a)(8) of the Treasury regulations, and (ii) such other securities as are (A) acceptable to Lender in its reasonable discretion or (B) if a Securitization has occurred, then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with the Securitization. All such obligations or securities shall mature or be redeemable, or provide for payments of interest thereon, on or prior to the Business Day preceding the date principal and interest payments are required to be paid pursuant to Article XIII.
          “Defeasance Lockout Period” shall have the meaning set forth in the Note.
          “Defeasance Note” shall have the meaning set forth in Section 13.1.1.
          “Defeasance Security Agreement” shall have the meaning set forth in Section 13.1.2.
          “Deficiency” shall have the meaning set forth in Section 6.2.4(b)(ii).
          “Disclosure Documents” shall have the meaning set forth in Section 14.3.1.
          “Eligible Account” has the meaning set forth in the Account Agreement.

          “Environmental Certificate” shall have the meaning set forth in Section 12.2.
          “Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.
          “Environmental Consultant” shall mean an Independent environmental consulting firm having at least five years experience (a) conducting environmental assessments for properties similar to the Property and (b) preparing and supervising remediation plans for properties similar to the Property, which firm is selected by Borrower and is reasonably acceptable to Lender.
          “Environmental Event” shall have the meaning set forth in Section 12.2.
          “Environmental Indemnity” shall mean the Environmental Indemnity made by Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Environmental Law” shall have the meaning provided in the Environmental Indemnity.
          “Environmental Reports” shall have the meaning set forth in Section 12.1.
          “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute or statutes thereto, the temporary and permanent regulations promulgated thereunder, and the rulings issued thereunder.
          “Event of Default” shall have the meaning set forth in Section 17.1(a).
          “Excess Cash Flow” shall have the meaning set forth in Section 3.1.6(a)(v).
          “Exchange Act” shall have the meaning set forth in Section 14.3.1.
          “Exculpated Parties” shall have the meaning set forth in Section 18.1.1.
          “Excusable Delay” shall mean a delay solely due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
          “Facility Mortgagee Agreement” shall mean that certain Facility Mortgagee Agreement among Lender, Borrower and Tenant, as the same may be amended, restated,

replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “FF&E” shall mean furniture, fixtures, equipment and personal property of the type customarily utilized in hotel properties such as the Property.
          “FF&E Holding Account” shall mean the account maintained by Manager in accordance with Section 5.02 (FF&E Reserve) of the Management Agreement, into which Manager deposits the Monthly FF&E Reserve Amount in accordance with the terms of the Management Agreement.
          “FF&E Reserve Account” shall have the meaning set forth in Section 3.1.1(iv).
          “FF&E Reserve Amount” shall have the meaning set forth in Section 16.3.1.
          “Fiscal Year” shall mean each 12 month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or the portion of any such 12-month period falling within the term of the Loan in the event that such a 12-month period occurs partially before or after, or partially during, the term of the Loan.
          “Fitch” shall mean Fitch Ratings Ltd., together with its successors and assigns.
          “GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination.
          “General Partner” shall mean Ashford Crystal Gateway GP LLC, a Delaware limited liability company, together with its successors and permitted assigns.
          “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Guarantor” shall mean Ashford Hospitality Limited Partnership, a Delaware limited partnership, together with its successors and permitted assigns.
          “Hazardous Materials” shall have the meaning provided in the Environmental Indemnity.
          “Holding Account” shall have the meaning set forth in Section 3.1.1.
          “Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of the Property, (ii) any third party manager of the Property, including any Manager, or (iii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.
          “Improvements” shall have the meaning set forth in the Security Instrument.
          “Increased Costs” shall have the meaning set forth in Section 2.4.1.
          “Indebtedness” shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or the other Loan Documents.
          “Indemnified Parties” shall have the meaning set forth in Section 19.12(b).
          “Independent” shall mean, when used with respect to any Person, a Person who: (a) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower; (b) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and; (c) is not a member of the immediate family of a Person defined in (a) or (b) above.
          “Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender.
          “Independent Architect” shall mean an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State and has at least five years of architectural experience and which is reasonably acceptable to Lender.
          “Independent Director”, “Independent Manager”, or “Independent Member” shall mean an Independent individual who (a) has prior experience as an independent manager,

independent director or independent member with at least five years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Global Securitization Services, LLC, Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, or any other nationally-recognized company regularly engaged in the business of providing professional independent managers, in each case, that is not an Affiliate of Borrower and that provides professional independent managers and other corporate services in the ordinary course of its business; (b) is duly appointed as an “Independent Director”, “Independent Manager” or “Independent Member”; and (c) is not, has not been in the last five years, and will not be while serving as an Independent Director, Independent Manager or Independent Member, as applicable, any of the following: (i) a member, partner, equity holder, manager, director, trustee, officer, attorney, counsel or employee of Borrower, the General Partner, Tenant, Guarantor or any of their respective equity holders or Affiliates (other than serving as an Independent Director, Independent Manager or Independent Member of (x) Borrower, General Partner, Tenant or Guarantor or (y) an Affiliate of Borrower, the General Partner, Tenant or Guarantor); (ii) a creditor, customer, supplier or service provider (including provider of professional services) to Borrower, the General Partner, Tenant, Guarantor or any of their respective equity holders or Affiliates (other than an employee of a nationally-recognized company that routinely provides professional independent managers and other corporate services to the General Partner, Tenant, Guarantor or any of their respective Affiliates in the ordinary course of its business); (iii) a family member of any such member, partner, equity holder, manager, director, trustee, officer, employee, creditor, customer, supplier or service provider; or (i) a Person that Controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.
          “Insurance Requirements” shall mean, collectively, (a) the terms of any insurance policy required pursuant to this Agreement and (b) all regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.
          “Insurance Reserve Account” shall have the meaning set forth in Section 3.1.1(ii).
          “Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.1.
          “Intangible” shall have the meaning set forth in the Security Instrument.
          “Interest Determination Date” shall have the meaning set forth in the Note.
          “Interest Period” shall have the meaning set forth in the Note.
          “Intellectual Property” means shall mean (a) all trademarks, service marks, trade names, licenses, trade dress, designs, logos, slogans, or other indications of origin, and general intangibles of like nature, whether registered or unregistered, together with all registrations and applications therefor and all goodwill of any business connected with the use of and symbolized thereby, (b) patents and industrial designs (including any continuations, divisional, continuations in part, renewals, reissues, and applications for any of the foregoing), (c) rights in computer programs, documentation and databases, including copyrights therein; (d) copyrights and copyrights in unpublished and published works, (e) ways of doing business, (f) Internet domain names, (g) any registration, applications for registration or issuance, recordings, renewals and extensions relating to any of the foregoing, and (h) trade secrets and other information (including know-how, ideas, techniques, customer lists, customer information, business methods and processes, marketing plans, specifications and other similar information) that is confidential and proprietary to its owner, whether patentable or unpatentable, as well as inventions, workings of authorship, technology, data and databases, manuals, promotional materials, telephone numbers (toll free or otherwise), reservation systems, in each case, used or otherwise necessary to operate the Property as a first-class, full service hotel and conference center, and other appurtenant and related uses and whether now owned or hereafter acquired.
          “Land” shall have the meaning set forth in the Security Instrument.
          “Late Payment Charge” shall have the meaning set forth in Section 2.2.3.
          “LC Expiration Date” shall have the meaning set forth in the definition of “Letter of Credit”.
          “Lease” and “Leases” shall mean any lease (other than the Operating Lease), sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided that a “Lease” shall not include any license or concession granted to any individuals who are transient guests occupying the hotel operated on the Property.
          “Lease Action” shall have the meaning set forth in Section 8.8.1.
          “Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.
          “Lender” shall have the meaning set forth in the first paragraph of this Agreement.
          “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least 60 days after Lender’s reasonable estimation of the completion date for the applicable Material Alteration (the “LC Expiration Date”), in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, 20 days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least 20 days prior to the expiration date of said Letter of Credit.
          “Liabilities” shall have the meaning set forth in Section 14.3.2(b).
          “License” shall have the meaning set forth in Section 4.1.23.
          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Liquidated Damages Amount” shall have the meaning set forth in the Note.
          “Loan” shall mean the loan in the amount of $105,000,000.00 made by Lender to Borrower pursuant to this Agreement.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, Subordination of Operating Lease, the Account Agreement, the Recourse Guaranty, the Manager’s Subordination Agreement, the Control Agreement, the Facility Mortgagee Agreement and all other documents executed and/or delivered by Borrower in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower or any Affiliate of Borrower.
          “Lockbox Event” shall mean the occurrence and continuation of an Event of Default or a DSCR Event.
          “Lockout Release Date” shall have the meaning set forth in the Note.
          “Management Agreement” shall mean collectively, (a) the Management Agreement dated as of July 13, 2006, between Manager and Tenant, as amended by the First Amendment to Management Agreement dated as of July 17, 2007, the Second Amendment to Management Agreement dated as of February 20, 2009 and the Third Amendment to Management Agreement dated as of December __, 2009, and as further modified by those certain letters dated July 13, 2006, September 26, 2008, and April 6, 2010, in each case between Manager, Tenant and Borrower, (b) the Owner’s Agreement, and (c) the Real Estate and Personal Property Taxes Agreement dated as of February 20, 2009, among Manager, Borrower and Tenant, as amended by the First Amendment date the date hereof, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Management Fee” shall mean an amount equal to the property management fee payable to the Manager pursuant to the terms of the Management Agreement for management services.
          “Manager” shall mean Marriott Hotel Services, Inc., a Delaware corporation, together with its successors and permitted assigns.
          “Manager’s Subordination Agreement” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement among Lender, Borrower, Tenant and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Material Action” shall mean (a) to merge or consolidate such Person (or in the case of General Partner, Borrower) with or into any other entity or convey or Transfer all or substantially all of the properties and assets of such Person (or in the case of General Partner, Borrower) other than as expressly provided in Article VIII, (b) to institute proceedings to have such Person (or in the case of General Partner, Borrower) be adjudicated bankrupt or insolvent, (c) consent to the institution of bankruptcy or insolvency proceedings against such Person (or in the case of General Partner, Borrower), (d) file a petition seeking, or consent to, reorganization or relief with respect to such Person (or in the case of General Partner, Borrower) under any applicable federal or state law relating to bankruptcy, (e) consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of such Person (or in the case of General Partner, Borrower) or a substantial part of its property and assets, (f) make any assignment for the benefit of creditors of such Person (or in the case of General Partner, Borrower), and (g) admit in writing the such Person’s (or in the case of General Partner, Borrower) inability to pay its respective debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person (or in the case of General Partner, Borrower).
          “Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the Property, taken as a whole, (b) the use, operation, or value of the Property, (c) the business, profits, operations or financial condition of Borrower, or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.
          “Material Alteration” shall mean any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, involves an estimated cost exceeding the Threshold Amount with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at the Property.
          “Maturity Date” shall have the meaning set forth in the Note.
          “Maturity Date Payment” shall have the meaning set forth in the Note.

          “Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Mezzanine Borrower” shall have the meaning set forth in Section 8.4.3(c).
          “Mezzanine Loan” shall have the meaning set forth in Section 8.4.3.
          “Monetary Default” shall mean a Default (a) subject to the terms of Section 7.3 hereof, in the payment of money to Lender or as otherwise required to be paid by Borrower pursuant to the Loan Documents or (b) arising pursuant to Section 17.1(a)(vi) or (vii).
          “Monthly FF&E Reserve Amount” shall have the meaning set forth in Section 16.3.1.
          “Monthly Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.1.
          “Monthly Tax Reserve Amount” shall have the meaning set forth in Section 16.1.1.
          “Moody’s” shall mean Moody’s Investors Service, Inc., together with its successors and assigns.
          “Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Operating Income.
          “New Mezzanine Borrower” shall have the meaning provided in Section 5.1.11(b).
          “New Mezzanine Loan” shall have the meaning provided in Section 5.1.11(b).
          “Non-Consolidation Opinion” shall have the meaning provided in Section 2.5.4(b).
          “Note” shall mean that certain Note in the principal amount of $105,000,000 made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Obligations” shall have meaning set forth in the recitals of the Security Instrument.
          “OFAC List” shall means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

          “Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property.
          “Operating Asset” shall have the meaning set forth in the Security Instrument.
          “Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower, Tenant or Manager during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (a) all expenses incurred for the applicable period based on quarterly financial statements delivered to Lender in accordance with Article XI, (b) all payments required to be made pursuant to any REAs, (c) property management fees in an amount equal to the greater of three percent of Operating Income and the management fees actually paid under the Management Agreement, (d) administrative, payroll, security and general expenses for the Property, (e) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (f) a reasonable reserve for uncollectible accounts, (g) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (h) cost of attendance by employees at training and manpower development programs, (i) association dues, (j) computer processing charges, (k) operational equipment and other lease payments as reasonably approved by Lender, (l) taxes and other Impositions, other than income taxes or other Impositions in the nature of income taxes and insurance premiums and (m) all underwritten reserves required by Lender hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (i) depreciation or amortization, (ii) income taxes or other Impositions in the nature of income taxes, (iii) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the Transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Proceeds which are applied to prepay the Note, (iv) any expenses which in accordance with GAAP should be capitalized, (v) Debt Service, and (vi) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any tenant under a Lease.
          “Operating Income” shall mean, for any period, all income of Borrower or Tenant during such period from the use, ownership or operation of the Property including:
               (a) business interruption insurance proceeds with respect to the Property allocable to the applicable reporting period; and
               (b) all other amounts which in accordance with GAAP are included in Borrower’s quarterly or annual financial statements delivered to Lender in accordance with Article XI as operating income attributable to the Property.
Notwithstanding the foregoing, Operating Income shall not include (i) any Proceeds (other than business interruption insurance proceeds and only to the extent allocable to the applicable reporting period), (ii) any proceeds resulting from the Transfer of all or any portion of the Property, (iii) security deposits received from Tenants until forfeited or applied, and (iv) any rent (whether base rent or percentage rent) payable to Borrower under the Operating Lease. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP.
          “Operating Lease” shall mean the Lease Agreement dated as of July 13, 2006, between Borrower and Tenant, as amended by the Amendment to Lease Agreement dated January 1, 2008, and the Second Amendment to Lease Agreement dated April 1, 2009, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Opinion of Counsel” shall mean an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Lender.
          “Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a tenant pursuant to its respective Lease.
          “Other Taxes” shall have the meaning set forth in Section 2.4.3.
          “Owner’s Agreement” shall mean that certain Owner Agreement dated July 13, 2006, among Manager, Borrower and Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Parent” means Ashford Hospitality Trust, Inc., a Maryland corporation, together with its successors and permitted assigns.
          “Payment Date” shall have the meaning set forth in the Note.
          “Permitted Debt” shall mean collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents; (b) trade payables and leases related to FF&E that are required by GAAP to be capitalized by Borrower, in each case, incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), not to exceed three percent of the Principal Amount at any one time outstanding, payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of operating Borrower’s business; provided that (but subject to the remaining terms of this definition) each such amount constituting trade payables shall be paid within 60 days following the date on which each such amount is incurred; (c) the obligations, indebtedness and liabilities associated with any Preferred Equity issued in accordance with the terms of Section 8.4.2; (d) the obligations, indebtedness and liabilities associated with any Mezzanine Loan incurred in accordance with Section 8.4.3, (e) the obligations, indebtedness and liabilities associated with any New Mezzanine Loan incurred in accordance with the terms of Section 5.1.11(b), and (f) the obligations and liabilities of Borrower under the Owner’s

Agreement. Nothing contained in this definition shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof in accordance with Section 7.3 hereof. Notwithstanding anything set forth herein, (i) in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money and (ii) nothing herein shall prohibit the delivery of a note by a New Mezzanine Borrower or Mezzanine Borrower in connection with any New Mezzanine Loan or Mezzanine Loan incurred in accordance with the terms of this Agreement.
          “Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents (including with respect to any Mezzanine Loans and New Mezzanine Loans), (b) all Liens, encumbrances and other matters disclosed in the Title Policy, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent, and (d) rights of future tenants, licensees and concessionaires pursuant to Leases hereinafter entered into in accordance with the terms of Section 8.8.
          “Permitted Investments” shall have the meaning set forth in the Account Agreement.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.
          “Physical Conditions Report” shall mean the structural engineering report with respect to the Property (a) prepared by a Person designated by or otherwise acceptable to Lender, (b) addressed to Lender, (c) prepared based on a scope of work determined by Lender in Lender’s reasonable discretion, and (d) in form and content acceptable to Lender in Lender’s reasonable discretion, together with any amendments or supplements thereto.
          “Plan” shall have the meaning set forth in Section 4.1.10(a).
          “Preferred Equity” shall have the meaning set forth in Section 8.4.2.
          “Principal Amount” shall have the meaning set forth in the Note.
          “Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.
          “Proceeds” shall have the meaning set forth in Section 6.2.2.
          “Property” shall have the meaning set forth in the Security Instrument.
          “Provided Information” shall have the meaning set forth in Section 14.1(a).

          “Qualified Institutional Holder” means a Person, other than an individual, Borrower, General Partner, Guarantor or an Affiliate of Borrower, General Partner or Guarantor, that satisfies the requirements of Schedule I.
          “Qualified Manager” shall mean (a) Manager, Remington Lodging & Hospitality, LLC or their respective Affiliates, (b) a reputable and experienced hotel management organization of national standing similar that (i) has at least three years experience in the management and operation of a business hotel substantially similar to the Property in the Washington-Baltimore-Northern Virginia, DC-MD-VA-WV CSA, (ii) manages and operates, at the time of the proposed engagement or transfer, at least three business hotels having an aggregate (exclusive of the Property) of at least 2,000 guest rooms, (iii) is not, at the time of the proposed engagement or transfer, subject to any action or proceeding under the Bankruptcy Code, (iv) (A) prior to a Securitization, Borrower shall have obtained the prior written consent of Lender for such Person, which consent shall not be unreasonably withheld or delayed and (B) after a Securitization, in addition to Lender’s consent, which consent shall not be unreasonably withheld or delayed, Borrower shall have obtained a Rating Agency Confirmation or (c) any other Person as Lender shall approve in its sole and absolute discretion.
          “Qualified Transferee” shall mean any one of the following Persons: (a) a pension fund, pension trust or pension account that has total real estate assets of at least $500,000,000 (exclusive of the Property); (b) a pension fund advisor which (i) controls or manages accounts of at least $500,000,000 of real estate assets (exclusive of the Property), and (ii) is acting on behalf of one or more pension funds that own substantial interests in and/or operate four Class “A” business hotel projects with at least 1,000 rooms (exclusive of the Property); (c) an insurance company which is subject to supervision by an insurance commissioner, or similar official or agency, or a state or territory of the United States (including the District of Columbia) (i) with a net worth as of a date no more than six months prior to the date of the Transfer of at least $250,000,000 and (ii) who controls real estate assets of at least $1,000,000,000 (exclusive of the Property); (d) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $250,000,000 and (ii) which controls, directly or indirectly, gross real estate assets of at least $500,000,000 (exclusive of the Property); (e) any Person (other than an individual) (i) with a long term unsecured debt rating from each of the Rating Agencies of at least “BBB-” (or its equivalent) and is regularly engaged (itself or through a wholly-owned subsidiary) in making commercial real estate loans or owning commercial real estate or (ii) who together with Affiliates (including, without limitation, real estate or other investment funds managed by such Person or its Affiliates and joint ventures) (A) has a net worth, market capitalization, capital commitments or assets under management, as of a date no more than six months prior to the date of such Transfer, of at least $250,000,000 and (B)(I) owns substantial interests in and/or operates four Class “A” business hotel projects totaling at least 1,000 rooms (exclusive of the Property), or (II) controls real estate assets of at least $250,000,000 (exclusive of the Property); (f) any Person in which more than 50% of the ownership interests are owned directly or indirectly by any of the entitles listed in subsections (a) through (e), or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities.

          “Rating Agencies” shall mean (a) prior to a Securitization, S&P, Moody’s, Fitch or any other nationally-recognized statistical rating agency which has been approved by Lender and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.
          “Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.
          “REAs” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain agreements more specifically described on Schedule IV.
          “Real Estate Taxes” means all real and personal ad valorem taxes, assessments, or impositions at any time imposed or to be imposed by a Governmental Authority upon the Borrower, Property, Account Collateral or any other collateral delivered from time to time to secure the repayment of the Indebtedness.
          “Real Property” shall mean, collectively, the Land, the Improvements and the Appurtenances (as defined in the Security Instrument).
          “Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower by Guarantor in favor of Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Register” shall have the meaning set forth in Section 15.4.
          “Registrar” shall have the meaning set forth in Section 15.1(a).
          “Regulatory Change” shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.
          “Related Party” and “Related Parties” shall have the meaning set forth in Section 4.1.45.
          “Rent” and “Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources arising from or attributable to the Property and Proceeds, if any, from business interruption or other loss of income insurance.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., together with its successors and assigns.
          “Securities” shall have the meaning set forth in Section 14.1.
          “Securities Act” shall have the meaning set forth in Section 14.3.1.
          “Securitization” shall have the meaning set forth in Section 14.1.
          “Security Deposits” shall have the meaning set forth in Section 8.8.2.
          “Security Instrument” shall mean that certain first priority Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits executed and delivered by Borrower to Lawyers Title Realty Services, Inc for the benefit of Lender and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Servicer” shall mean such Person designated in writing to Borrower by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, the Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.
          “Single Purpose Entity” shall mean a Person (other than an individual) that, at all times on and after the date hereof, complies with the following requirements unless it has received either prior consent to do otherwise from Lender, and, following a Securitization, a Rating Agency Confirmation has been delivered to Lender:
               (a) is and shall be organized solely for the purpose of (i) in the case of Borrower: (A) the acquisition, holding, ownership, management, operation, leasing, improvement, development, disposal and financing of the Property; (B) conducting all business activity of Borrower on, in or in connection with the Property and all business incidental thereto or operated in conjunction therewith; (C) the execution, delivery and performance of the Loan Documents to which Borrower is a party; and (D) any actions or activities permitted under the laws of the State of Delaware which are necessary or incidental to the activities described in clauses (A) through (C), (ii) in the case of General Partner: (A) to act as the sole general partner of Borrower; (B) to execute, deliver and perform the Loan Documents and the Management Agreement to which General Partner or Borrower is a party, in its individual capacity and in its capacity as the sole general partner of Borrower; (C) to cause Borrower to invest, or direct the investment of, proceeds from the Property and its other assets and any capital and income of General Partner in compliance with the Loan Documents and the Management Agreement or as otherwise determined by the member of General Partner and not inconsistent with the Loan Documents and the Management Agreement or Section 7 and 9(f) of General Partner’s limited liability company agreement; and (D) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes; and (iii) in the case of Tenant: (A) to enter into and perform the obligations of Tenant under the Operating Lease, Management Agreement, franchise agreements, Licenses and maintenance, service, lease and other agreements necessary for the operation of the Property; (B) to execute, deliver and perform the Loan Documents to which it is a party; and (C) engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes;
               (b) is organized solely for the purposes specified in clause (a) above, as applicable;
               (c) shall not engage in any business unrelated to the applicable purposes set forth in clause (a) above;
               (d) does not have and shall not have any assets other than (i) personal property necessary or incidental to its ownership and operation of the Property, and (ii) cash, cash equivalents and accounts receivable, and (iii) in the case of (A) Borrower, the Property (B) General Partner, its general partnership interests in Borrower and personal property necessary or incidental to its ownership and operation of the foregoing, and (C) Tenant, its interest in the Operating Lease and personal property necessary or incidental to its ownership and operation of the foregoing;
               (e) shall not engage in, seek, consent to or permit (i) any dissolution, winding up, liquidation, consolidation or merger, (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (iii) any Transfer of any direct or indirect interest in Borrower or General Partner, except as permitted by the Loan Documents;
               (f) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement, bylaws or other organizational document, as applicable, with respect to the matters set forth in this definition without the prior written consent of Lender;
               (g) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, SPE Entities, each of which (i) is a corporation or single-member Delaware limited liability company, (ii) has two Independent Managers or Independent Members, as applicable, and (iii) holds a direct interest as general partner in the limited partnership of not less than one tenth of one percent (0.1%);
               (h) if such entity is a corporation, has and shall have at least two (2) Independent Directors;

               (i) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one member or manager that is a Special Purpose Entity, that is a corporation or a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”, that has at least two Independent Managers or Independent Members, as applicable, and that directly owns at least one tenth of one percent (0.1%) of the equity of the limited liability company;
               (j) if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company, (ii) has and shall have at least two Independent Mangers serving as managers of such company, (iii) shall not take any Material Action, with respect to any SPE Entity unless two Independent Managers then serving as managers of the company shall have consented in writing to such action, and (iv) has and shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
               (k) shall not (and, if such entity is (i) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) without the affirmative vote of two Independent Directors, Independent Managers or Independent Members, as applicable, of itself or the consent of any other SPE Entity that is a member or general partner in it take any Material Action;
               (l) shall not take any action requiring the unanimous affirmative vote of its members, partners, stockholders, managers, directors or similar Persons unless all of the members, partners, stockholders, managers, directors or similar Persons, including, without limitation, all Independent Directors, Independent Managers and Independent Members, as applicable, shall have participated in such vote;
               (m) shall at all times remain solvent and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the provisions of this clause (m) shall not require, and shall not be construed to require, any direct or indirect partner, member or shareholder in such Person to make any capital contributions to such Person and failure to comply with the provisions of this clause (m) shall, in no event give rise, or be construed to give rise, to any liability or obligation on the part of any such direct or indirect partner, member or shareholder under the Loan Documents (including, without limitation, the Guarantor), except with respect to distributions of capital received in violation of any applicable Legal Requirements;

               (n) in making any determination of whether to consent or authorize a Material Action, to the fullest extent permitted by applicable Legal Requirements, notwithstanding any duty otherwise existing at law or in equity, the Independent Directors, Independent Managers or Independent Members, as applicable, shall consider only the interests of such Person (including its creditors) in acting or otherwise voting on matters applicable to such Person; and except for such duties (including duties to the beneficial owner of such Person and such Person’s creditors solely to the extent of their respective economic interests in the Person but excluding (i) all other interests of such beneficial owners, (ii) the interests of Affiliates of such Person and (iii) the interests of any group of Affiliates of which such Person is a part) the Independent Directors, Independent Managers or Independent Members, as applicable, shall not have any fiduciary duties to, and shall not consider the interests of, any direct or indirect beneficial owner of such Person, any Affiliates of such Person, or the interests of any group of Affiliates of which such Person is a part, provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;
               (o) shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;
               (p) to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated federal or unitary state tax returns (or any analogous combined state tax returns);
               (q) shall maintain its own records, books, resolutions and agreements;
               (r) shall not commingle its funds or assets with those of any other Person, except as permitted by the Loan Documents;
               (s) shall hold its assets in its own name;
               (t) will conduct its business in its own name and not permit its name, identity or type of entity to be changed;
               (u) will maintain its books, records, financial statements, bank accounts, accounting records and other entity documents separate from any other Person and not have its assets listed on the financial statements of any other Person except as required by GAAP; provided, however, that its assets may be included in a consolidated financial statement of any of its Affiliates so long as (i) an appropriate notation shall be made on such consolidated financial statements indicating that such Person’s separate assets and credit are not available to satisfy the debts and other obligations of such Affiliate and that its liabilities do not constitute obligations of the consolidated entity and (ii) such Person shall be shown as a separate member of such group;
               (v) will pay its own liabilities out of its own funds and assets except as provided in the Environmental Indemnity and Recourse Guaranty;
               (w) shall observe all partnership, corporate or limited liability company formalities, as applicable, as they relate to separateness;

               (x) will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person other than pursuant to the Loan Documents or the Management Agreement;
               (y) will incur, create or assume no indebtedness other than Permitted Debt;
               (z) shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;
               (aa) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;
               (bb) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being its agent;
               (cc) other than in connection with the Loan, shall not pledge its assets to secure the obligations of any Person;
               (dd) shall not make loans to any Person;
               (ee) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and shall not identify itself as a division of any other Person;
               (ff) other than capital contributions and distributions permitted under the terms of its organizational documents and the execution and delivery of the Loan Documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;
               (gg) shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Indebtedness and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Indebtedness;
               (hh) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees from its own funds; and
               (ii) shall not form, acquire or hold any subsidiary, except in the case of General Partner, its general partnership interest in Borrower;

               (jj) shall comply with all of the terms and provisions contained in its organizational documents that relate to its separateness; and
               (kk) shall cause its subsidiaries, if any, to comply all of the terms and provisions contained in such subsidiary’s organizational documents that relate to its separateness.
          “Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.
          “SPE Entity” shall mean each of Borrower, General Partner and Tenant, and if, as and when created in accordance with the terms of this Agreement, any Mezzanine Borrower and any New Mezzanine Borrower.
          “State” shall mean the State in which the Property or any part thereof is located.
          “Sub-Account(s)” shall have the meaning set forth in Section 3.1.1.
          “Subordination of Operating Lease” shall mean that certain Subordination and Attornment Agreement between Lender and Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Policy, and containing a certification of such surveyor satisfactory to Lender.
          “Taking” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
          “Tax Reserve Account” shall have the meaning set forth in Section 3.1.1(i).
          “Tax Reserve Amount” shall have the meaning set forth in Section 16.1.1.
          “Tenant” shall mean Ashford Gateway TRS Corporation, a Delaware corporation, together with its successors and permitted assigns.
          “Threshold Amount” shall mean $7,500,000.

          “Title Company” shall mean, collectively, Commonwealth Land Title Insurance Company and Chicago Title Insurance Company.
          “Title Policy” shall mean an ALTA mortgagee title insurance policy in a form and substance acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued by the Title Company with respect to the Property and insuring the lien of the Security Instrument.
          “Total Loss” shall mean (a) a casualty, damage or destruction of the Property which, in the reasonable judgment of Lender, (i) involves an actual or constructive loss of more than 25% of the lesser of (A) the fair market value of the Property or (B) the Principal Amount, and in either case with respect to which Borrower is not required under the Operating Lease to apply Proceeds to the restoration of the Property, or (ii) results in the cancellation of Operating Lease or (b) a permanent Taking which, in the reasonable judgment of Lender, (i) involves an actual or constructive loss of more than 15% of the lesser of (A) the fair market value of the Property or (B) the Principal Amount, or (ii) renders untenantable either more than 15% of the guest rooms at the Property, or (c) a casualty, damage, destruction or Taking that affects so much of the Property such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate the Property as an economically viable whole.
          “Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, lease, sublease, license, sublicense, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.
          “Tunnel Agreement” means that certain Agreement dated May 4, 1981, between EADS Associates (the predecessor in interest to Borrower) and The Commonwealth of Virginia, acting by and through the State Highway and Transportation Commissioner, relating to a certain underground pedestrian tunnel running, in part, underneath the Property, as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
          “Underwriter Group” shall have the meaning set forth in Section 14.3.2(b).
          “U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof; provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.
          “Work” shall have the meaning provided in Section 6.2.4(a).
     1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given to them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II. GENERAL TERMS
     2.1 Loan; Disbursement to Borrower.
          2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
          2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lender to Borrower on the Closing Date.
          2.1.3 The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents.
          2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing mortgage and mezzanine loans secured directly or indirectly by the Property, (b) make initial deposits into the Sub-Accounts as required hereunder, (c) pay costs and expenses incurred in connection with the closing of the Loan, and (d) to the extent any proceeds remain after satisfying clauses (a) through (c) above, for such other general corporate purposes of Borrower as Borrower shall designate, including, for distributions to the Guarantor and the General Partner.

     2.2 Interest; Loan Payments; Late Payment Charge.
          2.2.1 Payment of Principal and Interest.
               (a) Except as set forth in Section 2.2.1(b), interest shall accrue on the Principal Amount as set forth in the Note.
               (b) Upon the occurrence and during the continuance of an Event of Default if the Loan is not repaid on the Maturity Date, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Indebtedness upon the occurrence and during the continuation of an Event of Default.
          2.2.2 Method and Place of Payment.
               (a) On each Payment Date, Borrower shall pay to Lender $647,186.12.
               (b) The Maturity Date Payment shall be due and payable in full on the Maturity Date.
               (c) All amounts advanced by Lender pursuant to the applicable provisions of the Loan Documents, together with any interest at the Default Rate or other charges as provided therein, shall be due and payable hereunder as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Lender may, at its option, first apply any payments received under the Note to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.
          2.2.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding Principal Amount due and payable on the Maturity Date) is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent of such unpaid sum or the Maximum Legal Rate (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

          2.2.4 Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due under the Note at a rate in excess of the Maximum Legal Rate, then the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Note. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     2.3 Prepayments.
          2.3.1 Prepayments. No prepayments of the Loan shall be permitted except as set forth in Section 4 of the Note.
          2.3.2 Prepayments After Event of Default. If, following an Event of Default, Lender shall accelerate the Loan and Borrower thereafter tenders payment of all or any part of the Loan, or if all or any portion of the Loan is recovered by Lender after such Event of Default, (a) such payment may be made only on the next occurring Payment Date together with all unpaid interest thereon as calculated through such Payment Date, and all other fees and sums payable hereunder or under the Loan Documents, including without limitation, any interest that has accrued at the Default Rate and any Late Payment Charges, (b) such payment shall be deemed a voluntary prepayment by Borrower, and (c) Borrower shall pay, in addition to the Indebtedness, an amount equal to the Liquidated Damages Amount in the event the prepayment occurs during the Defeasance Lockout Period.
          2.3.3 Release of Property. Lender shall, at the expense of Borrower, upon payment in full of the Indebtedness in accordance with the terms and provisions of the Loan Documents, release the Lien of (a) this Agreement upon the Account Collateral and (b) the Security Instrument on the Property. In such event, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of lien for such property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Lender in its discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release.
     2.4 Regulatory Change; Taxes.
          2.4.1 Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company

Controlling Lender shall be subject to (a) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (b) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (c) any other condition affecting loans originated by Lender is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 2.4.1, Borrower may, by notice to Lender, require that Lender furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.
          2.4.2 Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, and (c) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          2.4.3 Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).
          2.4.4 Indemnity. Borrower shall indemnify Lender for the full amount of Special Taxes and Other Taxes (including any Special Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4.4) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Special Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days after the date Lender makes written demand therefor. Nothing in this Section 2.4.4 shall be deemed to limit Borrower’s right to contest the amount of any Special Taxes and Other Taxes in accordance with Section 7.3 hereof.
          2.4.5 Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Special Taxes, Other Taxes or Increased

Costs, Lender shall use reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous to Lender.
          2.4.6 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.4 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.
     2.5 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:
          2.5.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
          2.5.2 Delivery of Loan Documents; Title Policy; Reports; Leases.
               (a) Loan Documents. Lender shall have received an original copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower, General Partner, Guarantor and any other parties thereto.
               (b) Security Instrument, Assignment of Leases. Lender shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Lender, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.
               (c) UCC Financing Statements. The UCC financing statements relating to the Security Instrument, the Control Agreement, the Facility Mortgagee Agreement and this Agreement have been delivered to Lender for recording in the appropriate Governmental Authority.
               (d) Title Insurance. Lender shall have received a Title Policy issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements or endorsements acceptable to Lender. Such Title Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Security Instrument creates a valid, first priority Lien on the Property, free and clear of all exceptions from coverage other than Permitted

Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverage (including a mezzanine endorsement to the Title Policy) as Lender may reasonably request, and (iv) name Lender as the insured. The Title Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Policy have been paid.
               (e) Survey. Lender shall have received a Survey for the Property that is in form and substance reasonably acceptable to Lender. Such Survey shall reflect the same legal description contained in the Title Policy referred to in clause (d) above and shall include, among other things, a metes and bounds (or lot and block) description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a survey certification in form and substance reasonably acceptable to Lender.
               (f) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required under the Loan Documents, satisfactory to Lender in its sole discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.
               (g) Environmental Reports. Lender shall have received an Environmental Report in respect of the Property satisfactory to Lender.
               (h) Zoning. Lender shall have received (i) letters or other evidence with respect to the Property from the appropriate municipal authorities or other Persons concerning applicable zoning and building laws acceptable to Lender or (ii) an ALTA 3.1 zoning endorsement for the Title Policy.
               (i) Certificate of Occupancy. Lender shall have received a copy of the valid permanent certificate of occupancy for the Property acceptable to Lender.
               (j) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property, subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.
               (k) Account Agreement. Lender shall have received the original of the Account Agreement executed by each of Cash Management Bank and Borrower.
               (l) Manager’s Subordination Agreement. Lender shall have received the original of the Manager’s Subordination Agreement executed and acknowledged by each of Borrower, Tenant and Manager, together with a true and complete copy of the Management Agreement certified by an Officer’s Certificate.
               (m) Subordination of Operating Lease. Lender shall have received the original of the Subordination of Operating Lease executed and acknowledged by each of Borrower and Tenant, together with a true and complete copy of the Operating Lease certified by an Officer’s Certificate.

               (n) Tenant Estoppels. Lender shall have received an executed tenant estoppel letter from (i) Tenant, and (ii) from all other Persons as requested by Lender occupying a material portion of the Property (as determined by Lender) pursuant to a Lease, in each case, in form and substance reasonably acceptable to Lender.
               (o) REA Estoppels. Lender shall have received an executed reciprocal easement agreement estoppel letter from all parties under the REAs requested by Lender in form and substance reasonably acceptable to Lender.
               (p) Manager Estoppel. Lender shall have received an executed estoppel from Manager in form and substance reasonably acceptable to Lender.
               (q) Collateral Assignment. Lender shall have received an executed Assignment of Management Agreement, in form and substance acceptable to Lender, assigning to Lender all right, title and interest in the Management Agreement, signed by Borrower and Tenant.
               (r) Independent Director/Independent Manager/Independent Member Certificate. Lender shall have received an executed certificate substantially in the form attached as Exhibit T from each Independent Director, Independent Manager and Independent Member, as applicable, of each SPE Entity.
               (s) Facility Mortgagee Agreement. Lender shall have received an executed Facility Mortgagee Agreement, in form and substance reasonably acceptable to Lender.
               (t) Control Agreement. Lender shall have received an executed Control Agreement, in form and substance reasonably acceptable to Lender.
          2.5.3 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Lender copies certified by an Officer’s Certificate, of all organizational documentation related to Borrower, General Partner, Tenant and Guarantor, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates. Each of the organizational documents of Borrower, General Partner, Guarantor and Tenant shall be in form and substance acceptable to Lender in its sole discretion.
          2.5.4 Opinions of Borrower’s Counsel.
               (a) Lender shall have received the Opinion of Counsel in form and substance acceptable to Lender in its sole discretion.
               (b) Lender shall have received a non-consolidation opinion satisfying the requirements of each of the Rating Agencies and otherwise in form and substance acceptable to Lender in its sole discretion (the “Non-Consolidation Opinion”).
          2.5.5 Budgets. Borrower shall have delivered the Annual Budget for the current Fiscal Year which Annual Budget shall be certified by an Officer’s Certificate and reasonably acceptable to Lender.

          2.5.6 Completion of Proceedings. All limited partnership and other proceedings taken or to be taken by Borrower, General Partner, Tenant or Guarantor in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.
          2.5.7 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.
          2.5.8 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of Environmental Reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.
          2.5.9 Material Adverse Effect. No event or condition shall have occurred since the date of Borrower’s most recent financial statements previously delivered to Lender which has or could reasonably be expected to have a Material Adverse Effect. The Operating Income and Operating Expenses of the Property, the Leases, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.
          2.5.10 Tax Lot. Lender shall have received evidence that the Property constitutes one or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.
          2.5.11 Physical Conditions Report. Lender shall have received a Physical Conditions Report with respect to the Property, which report shall be satisfactory in form and substance to Lender.
          2.5.12 Manager Consent. Lender shall received evidence satisfactory to Lender in its sole discretion that Manager has, in accordance with the terms of the Management Agreement, consented to the transactions contemplated by the Loan Documents.
          2.5.13 Appraisal. Lender shall have received an appraisal of the Property, which shall (a) be satisfactory in form and substance to Lender, and (b) shall demonstrate that the “Loan to Value Ratio” on the Closing Date is no greater than 65%.
          2.5.14 Financial Statements. Lender shall have received certified copies of financial statements with respect to the Property for the three most recent Fiscal Years, each in form and substance satisfactory to Lender, and such financial statements demonstrate that the Assumed Debt Service Coverage Ratio as of Closing is no less than 1.55 to 1.00.
          2.5.15 Further Documents. Each additional document not specifically referenced in this Agreement, but relating to the transactions contemplated herein and required by Lender,

shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof. Lender or its counsel shall also have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested, in each case, in form and substance satisfactory to Lender and its counsel.
III. CASH MANAGEMENT
     3.1 Cash Management.
          3.1.1 Establishment of Accounts. Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the Account Agreement, it has established with Cash Management Bank, in the name of Borrower for the benefit of Lender, as secured party, the holding account (the “Holding Account”), which has been established as a securities account. The Holding Account and each sub-account of such account and the funds deposited therein and securities and other assets credited thereto shall serve as additional security for the Loan. Pursuant to the Account Agreement, Borrower shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Holding Account made by, or at the direction of, Borrower. Borrower agrees that, prior to the payment in full of the Indebtedness, the terms and conditions of the Account Agreement shall not be amended or modified without the prior written consent of Lender (which consent Lender may grant or withhold in its sole discretion), and if a Securitization has occurred, the delivery to Lender of a Rating Agency Confirmation. In recognition of Lender’s security interest in the funds deposited into the Holding Account, Borrower shall identify the Holding Account with the name of Lender, as secured party. The Holding Account shall be named as follows: “Ashford Crystal Gateway LP f/b/o German American Capital Corporation, as secured party — Holding Account”. Borrower confirms that it has established with Cash Management Bank the following sub-accounts of the Holding Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and together with the Holding Account, the “Collateral Accounts”), which (a) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (b) shall each be linked to the Holding Account, (c) shall each be a “Securities Account” pursuant to Article 8 of the UCC and (d) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:
                    (i) a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property (the “Tax Reserve Account”);
                    (ii) a sub-account for the retention of Account Collateral in respect of insurance premiums for the Property (the “Insurance Reserve Account”);
                    (iii) a sub-account for the retention of Account Collateral in respect of Debt Service on the Loan (the “Debt Service Reserve Account”);
                    (iv) a sub-account for the retention of Account Collateral in respect of FF&E (the “FF&E Reserve Account”); and

                    (v) a sub-account for the retention of Account Collateral in respect of the occurrence and continuation of a Lockbox Event (the “Cash Flow Reserve Account”).
          3.1.2 Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Lender, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):
               (a) the Collateral Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;
               (b) any and all amounts invested in Permitted Investments;
               (c) all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and
               (d) to the extent not covered by clauses (a), (b) or (c) above, all proceeds (as defined under the UCC) of any or all of the foregoing.
In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein. This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.
          3.1.3 Maintenance of Collateral Accounts. Borrower agrees that each of the Holding Account and the Sub-Accounts is and shall be maintained (a) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (b) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over the Holding Account and any Sub-Account, (c) such that neither Borrower nor Manager shall have any right of withdrawal from the Holding Account or the Sub-Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from the Holding Account or the Sub-Accounts, (d) in such a manner that the Cash Management Bank shall agree to treat all property credited to the Holding Account or the Sub-Accounts as “financial assets” and (e) such that all securities or other property underlying any financial assets credited to the Accounts shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any of the Collateral Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Cash Management

Bank or in blank. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Holding Account with an Approved Bank that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Lender in its sole discretion.
          3.1.4 Eligible Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Agreement. Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.
          3.1.5 Deposits into Sub-Accounts. On the date hereof, Borrower has deposited the following amounts into the Sub-Accounts:
               (a) $166,552.75 into the Tax Reserve Account;
               (b) $0.00 into the Insurance Reserve Account;
               (c) $0.00 into the Debt Service Reserve Account; and
               (d) $0.00 into the FF&E Reserve Account.
          3.1.6 Monthly Funding of Sub-Accounts.
               (a) Borrower hereby irrevocably authorizes Lender to transfer (and, pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of Lender), and Lender shall transfer, from the Holding Account by 11:00 a.m. New York time on each Payment Date, or as soon thereafter as sufficient funds are in the Holding Account to make the applicable transfers, commencing on December 1, 2010, funds in the following amounts and in the following order of priority:
                    (i) funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 16.1 for the preceding month in which the transfer from the Holding Account is made and transfer the same to the Tax Reserve Account;
                    (ii) funds in an amount equal to the Monthly Insurance Reserve Amount and any other amounts required pursuant to Section 16.2 for the preceding month in which the transfer from the Holding Account is made and transfer the same to the Insurance Reserve Account; provided that so long as the coverage required by Article VI is maintained for the benefit of Borrower by Manager or Guarantor (and evidence of such coverage and the payment in full of the associated premiums is delivered to Lender prior to the expiration of any existing coverage), then Lender shall not deposit the Monthly Insurance Reserve Amount into the Insurance Reserve Account;

                    (iii) funds in an amount equal to the amount of Debt Service on the Loan due on the Payment Date for the preceding month in which the transfer from the Holding Account is made and transfer the same to the Debt Service Reserve Account;
                    (iv) funds in an amount equal to the Monthly FF&E Reserve Amount for the preceding month in which the transfer from the Holding Account is made and transfer the same to the FF&E Reserve Account; provided that so long as Manager is depositing or otherwise remitting the entire Monthly FF&E Reserve Amount into the FF&E Holding Account, then Lender shall not deposit the Monthly FF&E Reserve Amount into the FF&E Reserve Account;
                    (v) provided a Lockbox Event has occurred and is continuing, transfer any remaining funds on deposit in the Holding Account after the foregoing deposits (such remainder being hereinafter referred to as “Excess Cash Flow”) to the Cash Flow Reserve Account; and
                    (vi) provided no Lockbox Event shall have occurred and is then continuing, transfer any Excess Cash Flow to the Borrower’s Account.
               (b) If Lender shall reasonably determine that there will be insufficient amounts in the Holding Account to make any of the transfers pursuant to this Section 3.1.6 inclusive on the date required hereunder, Lender shall provide notice to Borrower of such insufficiency and, within five Business Days after receipt of said notice and prior to the expiration of any grace period applicable to such payment, Borrower shall deposit into the Holding Account an amount equal to the shortfall of available funds in the Holding Account taking into account any funds which accumulate in the Holding Account during such five day Business Day period. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in default hereunder or thereunder or otherwise liable to Lender (and no Late Payment Charge shall be assessed) in the event that, after giving effect to a transfer of all funds then on deposit in the Holding Account pursuant to Section 3.1.6 above, funds sufficient for a required transfer are held in an appropriate Sub-Account and Lender or Cash Management Bank fails to timely make any transfer from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower.
               (c) Following the occurrence of a Lockbox Event and provided no Event of Default shall have occurred and is then continuing, at such time as the Assumed Debt Service Coverage Ratio has been at least 1.20 to 1.00 for at least two consecutive quarters, the Lockbox Event shall no longer be deemed continuing and any amounts on deposit in the Cash Flow Reserve Account shall be released to Borrower following Borrower’s delivery to Lender of an Officer’s Certificate and reasonably detailed supporting calculations evidencing the satisfaction of the foregoing Assumed Debt Service Coverage Ratio requirement.
               (d) Notwithstanding anything to the contrary contained herein or in the Security Instrument, to the extent that Borrower shall fail to pay any mortgage recording tax, costs, expenses or other amounts pursuant to Section 19.12 of this Agreement within the time period set forth therein, Lender shall have the right, at any time, upon notice to Borrower, to withdraw from the Holding Account, an amount equal to such unpaid taxes, costs, expenses and/or other amounts and pay such amounts to the Person(s) entitled thereto.
          3.1.7 Payments from Sub-Accounts. Borrower irrevocably authorizes Lender to make and, provided no Event of Default shall have occurred and be continuing, Lender hereby agrees to make, the following payments from the Sub-Accounts to the extent of the monies on deposit therefor:
               (i) funds from the Tax Reserve Account to Lender sufficient to permit Lender to pay (A) Real Estate Taxes and (B) Other Charges, on the respective due dates therefor, and Lender shall so pay such funds to the Governmental Authority having the right to receive such funds;
               (ii) subject to the conditions set forth in Section 3.1.6(a)(ii) above, funds from the Insurance Reserve Account to Lender sufficient to permit Lender to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on the respective due dates therefor, and Lender shall so pay such funds to the insurance company having the right to receive such funds;
               (iii) funds from the Debt Service Reserve Account to Lender sufficient to pay Debt Service on the Loan on each Payment Date, and Lender, on each Payment Date, shall apply such funds to the payment of the Debt Service on the Loan payable on such Payment Date;
               (iv) subject to the conditions set forth in Section 3.1.6(a)(iv) above, no more frequently than once in any calendar month, and provided Borrower (or Manager, as agent for Borrower) shall have complied with the procedures set forth in Section 16.3.2, funds from the FF&E Reserve Account to an account designated in writing by Borrower or Manager to pay for FF&E; and
               (v) upon Lender’s direction in its sole and absolute discretion and at any time during the continuation of a Lockbox Event, funds from the Cash Flow Reserve Account to any applicable Sub-Account in order to make any of the transfers pursuant to Section 3.1.6 inclusive.
          3.1.8 Cash Management Bank.
               (a) Lender shall have the right at Borrower’s sole cost and expense to replace the Cash Management Bank with a financial institution reasonably satisfactory to Borrower in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Account Agreement, or (ii) the Cash Management Bank is no longer an Approved Bank. In addition, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower. Borrower shall cooperate with Lender in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and the Borrower of an Account Agreement and delivery of same to Lender.

               (b) So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank with a financial institution that is an Approved Bank provided that such financial institution and Borrower shall execute and deliver to Lender an Account Agreement substantially similar to the Account Agreement executed as of the Closing Date.
          3.1.9 Borrower’s Account Representations, Warranties and Covenants.
               (a) Borrower represents, warrants and covenants that as of the date hereof, Borrower has irrevocably (until the repayment in full of the Indebtedness) directed the Tenant under the Operating Lease to wire all funds payable to Borrower under the Operating Lease directly to the Holding Account. If requested by Lender, Borrower shall confirm such instructions to Tenant in writing (a copy of which shall, in such case, be provided to Lender).
               (b) Borrower further represents, warrants and covenants that (i) pursuant to the direction letter attached as Exhibit A, Borrower and Tenant have each irrevocably directed Manager to deposit all amounts payable to Borrower or Tenant pursuant to the Management Agreement directly into the Holding Account, (ii) Borrower shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of Operating Income not covered by the preceding subsection (a) within one Business Day after receipt thereof by Borrower or its Affiliates directly into the Holding Account and, until so deposited, any such amounts held by Borrower shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower, (iii) there are no accounts other than the Collateral Accounts maintained by Borrower or any other Person (other than Manager) with respect to Property or the collection of Rents and (iv) so long as the Loan shall be outstanding, neither Borrower nor any other Person (other than Manager) shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Collateral Accounts; provided that, Borrower and Manager shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower’s Account.
          3.1.10 Account Collateral and Remedies.
               (a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower, (i) Lender may, in addition to and not in limitation of Lender’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as Lender shall determine in its sole and absolute discretion to pay any Obligations, Operating Expenses and/or Capital Expenditures for the Property; (ii) all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts, and (iv) Lender may liquidate and transfer any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.

               (b) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable expenses of Lender incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.
               (c) Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral. Borrower acknowledges and agrees that 10 days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.
          3.1.11 Transfers and Other Liens. Borrower agrees that it will not (a) sell or otherwise dispose of any of the Account Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under the Loan Documents.
          3.1.12 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct. In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (a) Lender does not have custody of the Account Collateral, (b) Cash Management Bank has custody of the Account Collateral, (c) the initial Cash Management Bank was chosen by Borrower and (d) Lender has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.

          3.1.13 Lender’s Liability.
               (a) Lender shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of Lender, its employees, officers or agents.
               (b) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.
          3.1.14 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.
IV. REPRESENTATIONS AND WARRANTIES
     4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:
          4.1.1 Organization.
               (a) Borrower and Guarantor are each limited partnerships that have been duly organized and are validly existing and in good standing pursuant to the laws of the State of Delaware with requisite limited partnership power and authority to own their respective properties and assets and to transact the businesses in which ach of them are now engaged. Each of Borrower and Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its respective properties, assets, businesses and operations. Each of Borrower and Guarantor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and assets, and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership and operation of the Property. The organizational structure of Borrower is accurately depicted by the diagram attached hereto as Exhibit B. Borrower shall not itself, and shall not permit any other SPE Entity to, change its name, identity, corporate structure or jurisdiction of organization unless it shall have given Lender 30 days prior written notice of any such change and shall have taken all steps reasonably requested by Lender to grant, perfect, protect and/or preserve the security interest granted hereunder to Lender.
               (b) General Partner is a limited liability company that has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite limited liability company power and authority to own its properties and assets and to transact the businesses in which it is now engaged. General Partner has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, assets, businesses and operations. General Partner possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and assets and to transact the businesses in which it is now engaged, and the sole business of General Partner is to act as the general partner of Borrower.
               (c) Tenant is a corporation that has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite corporate power and authority to own its properties and assets and to transact the businesses in which it is now engaged. Tenant has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, assets, businesses and operations. Tenant possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and assets and to transact the businesses in which it is now engaged, and the sole business of Tenant is to act as the tenant under the Operating Lease.
          4.1.2 Proceedings. Each of Borrower, General Partner, Tenant and Guarantor has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, Borrower, General Partner, Tenant and Guarantor, as applicable, and constitute legal, valid and binding obligations of Borrower, General Partner, Tenant and Guarantor, as applicable, enforceable against each of them, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, General Partner, Tenant and Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, General Partner, Tenant or Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower, General Partner, Tenant or Guarantor is a party or by which any of Borrower’s, General Partner’s, Tenant’s or Guarantor’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, General Partner, Tenant or Guarantor of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
          4.1.4 Litigation. Except as set forth on Schedule III attached hereto, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, General Partner, Tenant, Guarantor or the Property. The actions, suits or proceedings identified on Schedule III, if determined against Borrower, General Partner, Tenant, Guarantor or the Property, would not materially and adversely affect the condition (financial or otherwise) or business of Borrower, General Partner, Tenant, Guarantor or the condition or operation of the Property.
          4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to constitute a Material Adverse Effect other than the Management Agreement and Operating Lease. Borrower has not received any written notice of any material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement, REA or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.
          4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the Land and the Improvements, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower has good and marketable title to the remainder of the Property owned by Borrower, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Land and the Improvements, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Operating Lease and Management Agreement), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.
          4.1.7 No Bankruptcy Filing. None of Borrower, General Partner, any other SPE Entity, or Guarantor, or to the knowledge of Borrower, Manager, is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, General Partner, any other SPE Entity, Guarantor or Manager.
          4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed which could reasonably be expected to have a Material Adverse Effect.
          4.1.9 All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (a) owned or leased by Borrower or (b) used in the operation of the business located on the Property. To the extent perfection may be effected pursuant to applicable Legal Requirements, by recoding or filing, the UCC financing statements are in form and substance acceptable for filing and/or recording in all appropriate public filing and recording offices, and by such recording or filing, such UCC financing statements will create a first priority perfected security interest in and Lien on all FF&E that is necessary to operate the Property in the manner operated on the date hereof.
          4.1.10 No Plan Assets
               (a) Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
               (b) Borrower does not maintain an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA, and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) (a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans, if any. Each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and
          4.1.11 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in material default or in material violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best of Borrower’s knowledge, there has not been committed by Borrower any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
          4.1.12 Financial Information. All financial data including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrower to Lender in respect of Borrower or the Property (a) are true, complete and correct in all material respects, (b) fairly represent the financial condition of Borrower or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.
          4.1.13 Condemnation. No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
          4.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, Borrower does not own any “margin stock.”
          4.1.15 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Policy. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.
          4.1.16 Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.
          4.1.17 Separate Lots. The Property is comprised of one or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of the Property.

          4.1.18 Assessments. Except as disclosed on Schedule B-2 of the Title Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any improvements to the Property contemplated by Borrower, Tenant or Manager that may result in such special or other assessments.
          4.1.19 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
          4.1.20 No Prior Assignment. There are no prior sales, transfers or assignments of the Operating Lease, Management Agreement or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Lender concurrently herewith.
          4.1.21 Insurance. Borrower has obtained and has delivered to Lender certified copies or originals of or certificates of insurance evidencing all insurance policies required under this Agreement, reflecting the insurance coverage, amounts and other requirements set forth in this Agreement. Borrower has not, and to the best of Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.
          4.1.22 Use of Property. The Property is used exclusively as a first-class, full service hotel and conference center, and other appurtenant and related uses.
          4.1.23 Certificate of Occupancy; Licenses. All certifications, liquor licenses, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower or Manager for the legal use, occupancy and operation of the Property as a as a first-class, full service hotel and conference center, and other appurtenant and related uses (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
          4.1.24 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.
          4.1.25 Physical Condition. To the best of Borrower’s knowledge and except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the best of Borrower’s knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          4.1.26 Boundaries. Except as shown on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as constitute a Material Adverse Effect (except those which are insured against by the Title Policy).
          4.1.27 Leases. The Property is not subject to any Lease other than the Operating Lease. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Operating Lease, the Management Agreement and the REAs and individuals who are transient guests occupying the hotel operated on the Property. The Operating Lease is in full force and effect and there are no defaults thereunder by either Borrower or Tenant, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Rent has been paid more than 30 days in advance of its due date. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of the Operating Lease or of the Rents received therein, which will be outstanding following the funding of the Loan. Tenant does not have a right or option pursuant to the Operating Lease or otherwise to purchase all or any part of the Property.
          4.1.28 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid and the granting and recording of the Security Instrument and the UCC financing statements required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.
          4.1.29 Single Purpose Entity/Separateness.
               (a) Until the Indebtedness has been paid in full, Borrower hereby represents, warrants and covenants that Borrower and each SPE Entity is, and shall continue to be, a Single Purpose Entity.

               (b) All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects. Borrower and each SPE Entity have complied and will comply with all of the assumptions made with respect to it in the Non-Consolidation Opinion.
          4.1.30 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Manager is not an affiliate of Borrower. The Management Agreement and Manager’s Subordination Agreement together embody the entire agreement and understanding among Borrower, Tenant and Manager with respect to the management of the Property.
          4.1.31 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
          4.1.32 No Change in Facts or Circumstances; Disclosure. All written information, reports, certificates and other documents submitted by Borrower to Lender in connection with the Loan are, to the best of Borrower’s knowledge, accurate, complete and correct in all material respects. There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that is likely to cause any representation or warranty made herein to be materially misleading.
          4.1.33 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.
          4.1.34 Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

          4.1.35 Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          4.1.36 Labor. No organized work stoppage or labor strike is pending or threatened by employees and other laborers at the Property. Neither Borrower nor, to the best of Borrower’s knowledge, Manager (a) is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (b) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (c) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by the Borrower, Manager or any of its Affiliates.
          4.1.37 Inventory. Borrower is the owner of all of the FF&E is located on or at the Property. The FF&E owned by Borrower sufficient to operate the Property in the manner required hereunder and in the manner in which the Property is operated as of the Closing Date.
          4.1.38 Brokers. Neither Borrower nor Lender has dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents.
          4.1.39 No Other Debt. Borrower has not incurred any Debt that has not been heretofore repaid in full, other than the Permitted Debt.
          4.1.40 Taxpayer Identification Number; Jurisdiction of Formation. The Federal taxpayer identification number of (a) Borrower is 20-4761853, and (b) General Partner is 20-4761835. Borrower, General Partner and Guarantor are each organized under the laws of the State of Delaware.
          4.1.41 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (a) None of Borrower, General Partner, Tenant, Guarantor or Parent or any Person who owns any equity interest in or Controls Borrower, General Partner, Tenant or Guarantor currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns any equity interest in Borrower, General Partner, Tenant or Guarantor is a Prohibited Person or Controlled by a Prohibited Person, and (ii) none of Borrower, General Partner, Tenant, Guarantor or Parent is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited

Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.
          4.1.42 REAs and the Operating Lease.
               (a) Borrower or the Title Company has heretofore delivered to Lender true and complete copies of all Leases and REAs and any and all amendments or modifications thereof. No events or circumstances exist which with or without the giving of notice, the passage of time or both, may constitute a material default on the part of Borrower under any Leases or REAs. Borrower has complied with and performed all of its material construction, improvement and alteration obligations with respect to the Property required as of the date hereof and any other obligations under the other REAs or the Leases that are required as of the date hereof have either been complied with or the failure to comply with the same does not and could not reasonably be expected to have a Material Adverse Effect. Each Lease is subordinate to the Lien of the Security Instrument.
               (b) The Operating Lease is in full force and effect and there is no material default, breach or violation existing thereunder by Borrower or Tenant and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. The Operating Lease is subordinate to the Lien of the Security Instrument.
          4.1.43 Intellectual Property. Borrower or Tenant either owns or is licensed to use all Intellectual Property necessary for the use, occupancy and operation of the Property as a first-class, full service hotel and conference center, and other appurtenant and related uses. Borrower’s and Tenant’s use of the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge. To Borrower’s knowledge, (a) no Person has given or received written notice purporting to avoid, repudiate, rescind or terminate any agreement that authorizes the use of any Intellectual Property that is licensed to Borrower or Tenant by a third party, and, to the knowledge of Borrower, the terms of any agreement authorizing the use of any Intellectual Property to which Borrower or Tenant is a party have been complied with by all parties in all material respects, and (b) the use of the Intellectual Property in the manner in which it is currently used does not infringe, dilute, misappropriate or otherwise violate the rights of any Person and no Intellectual Property is being infringed, diluted, misappropriated or otherwise violated by any Person.
          4.1.44 Backward Representations — Entity. Borrower hereby represents that, from and after the date of formation of each of Borrower and General Partner and through the date of this Agreement: (a) neither Borrower nor General Partner has any judgments or liens of any nature that remain unsatisfied as of the Closing Date, except for tax liens not yet due; (b) each of Borrower and General Partner is in compliance in all material respects with all applicable Legal Requirements; (c) neither Borrower nor General Partner is involved in any dispute with any taxing authority; (d) each of Borrower and General Partner has paid all taxes which it owes (or has filed valid extensions therefor and paid any amounts required thereunder); (e) neither Borrower nor General Partner has owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property; (f) neither Borrower nor General Partner is now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that, to Borrower’s knowledge, is still pending, or that resulted in a judgment against Borrower or General Partner that has not been paid or otherwise satisfied in full; and (g) neither Borrower nor General Partner has any material obligations, contingent or actual, that are not related to the Property or any business activity involving the Property.
          4.1.45 Backward Representations — Separateness. Borrower hereby represents that, from and after the date of formation of each of Borrower and General Partner and through the date of this Agreement: (a) neither Borrower nor General Partner has entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party; (b) each of Borrower and General Partner has paid all of its debts and liabilities from its assets; (c) each of Borrower and General Partner has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence; (d) each of Borrower and General Partner has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person; (e) neither Borrower nor General Partner has had its assets listed as assets on the financial statement of any other Person except as required by GAAP (or such other accounting basis acceptable to Lender); (f) each of Borrower and General Partner has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law); (g) each of Borrower and General Partner has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party); (h) each of Borrower and General Partner has corrected any known misunderstanding regarding its status as a separate entity; (i) each of Borrower and General Partner has conducted all of its business and held all of its assets in its own name; (j) each of Borrower and General Partner has not identified itself or any of its Affiliates as a division or part of the other; (k) each of Borrower and General Partner has maintained and utilized separate stationery, invoices and checks bearing its own name; (l) each of Borrower and General Partner has not commingled its assets with those of any other Person and has held all of its assets in its own name; (m) each of Borrower and General Partner has not guaranteed or become obligated for the debts of any other Person other than as provided in the Owner’s Agreement; (n) neither Borrower nor General Partner has held itself out as being responsible for the debts or obligations of any other Person; (o) each of Borrower and General Partner has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party; (p) neither Borrower nor General Partner has pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except in connection with the Loan; (q) each of Borrower and General Partner has maintained adequate capital in light of its contemplated business operations; (r) each of Borrower and General Partner has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds; (s) neither Borrower nor General Partner has owned any subsidiary or any equity interest in any other entity other than the general partnership interest in Borrower owned by General Partner; (t) neither Borrower nor General Partner has incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and (u) neither

Borrower nor General Partner has had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are contemplated by the Loan Documents.
     4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or Guarantor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
V. BORROWER COVENANTS
     5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the release of the Lien in favor of Lender pursuant to the Loan Documents, Borrower hereby covenants and agrees with Lender that:
          5.1.1 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower, as applicable, without the prior written consent of Lender.
          5.1.2 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall at all times comply and cause the Property to be in compliance in all material respects with all Legal Requirements applicable to the Borrower, any SPE Entity and the Property and the uses permitted upon the Property. Borrower shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement.
          5.1.3 Litigation; Notices.
               (a) Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if determined adversely to Borrower would have a Material Adverse Effect.
               (b)  In addition to all other notices required to be given by Borrower hereunder, Borrower shall give notice to Lender promptly upon the occurrence of: (i) any Default; and (ii) a material adverse change in the business, operations, property or financial condition of Borrower or the Property.
          5.1.4 Single Purpose Entity.
               (a) Each of Borrower and each SPE Entity shall remain a Single Purpose Entity, and each SPE Entity shall at all times have at least two Independent Directors, Independent Managers or Independent Members, as applicable.
               (b) Each of Borrower and each SPE Entity shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. None of the funds of Borrower or any SPE Entity will be diverted to any other Person or for other than business uses (including distributions to the Guarantor and General Partner) of Borrower or any SPE Entity, as applicable, nor will such funds be commingled with the funds of any other Affiliate.
               (c) To the extent that Borrower or any SPE Entity shares the same officers or other employees as any of Borrower, any SPE Entity or their Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.
               (d) To the extent that Borrower or any SPE Entity jointly contracts with any of Borrower, any SPE Entity or either of their Affiliates, as applicable, to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that either Borrower or any SPE Entity contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower or each SPE Entity and any of their respective Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower or any SPE Entity, as applicable) as would be conducted with third parties.

               (e) To the extent that Borrower, any SPE Entity or any of their Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.
               (f) Borrower and each SPE Entity shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all members’ consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.
               (g) In addition, Borrower and each SPE Entity shall each: (i) maintain its books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated federal or unitary state tax returns (or any analogous combined state tax returns); (vi) will maintain its books, records, financial statements, bank accounts, accounting records and other entity documents separate from any other Person and not have its assets listed on the financial statements of any other Person except as required by GAAP; provided, however, that its assets may be included in a consolidated financial statement of any of its Affiliates so long (A) as an appropriate notation shall be made on such consolidated financial statements indicating that such Person’s separate assets and credit are not available to satisfy the debts and other obligations of such Affiliate and that its liabilities do not constitute obligations of the consolidated entity and (B) such Person shall be shown as a separate member of such group; (vii) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements; (viii) conduct business in its name and use separate stationery, invoices and checks; (ix) not commingle its assets or funds with those of any other Person other than as contemplated by the Loan Document; and (x) not assume, guarantee or pay the debts or obligations of any Person other than as other than as contemplated by the Loan Documents or the Owner’s Agreement.
               (h) All of the assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Borrower and each SPE Entity will have complied and will comply in all material respects with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion. Each entity other than Borrower with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply in all material respects with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.

          5.1.5 Consents.
               (a) If Borrower or any SPE Entity is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors shall have participated in such vote. If Borrower or any SPE Entity is a limited liability company, (i) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (ii) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote.
               (b) An affirmative vote of 100% of the directors, board of managers or members, as applicable, of Borrower and any SPE Entity shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower or any SPE Entity to do so or (ii) file an involuntary bankruptcy petition against any Affiliate, Manager, or any Affiliate of Manager. Furthermore, Borrower’s and each SPE Entity’s formation documents shall expressly state that for so long as the Loan is outstanding and unless at least two Independent Directors, Independent Managers or Independent Members satisfying the requirements of this Agreement and the applicable organizational documents shall then be appointed and serving, neither Borrower nor any SPE Entity shall be permitted to (A) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s or any SPE Entity’s assets other than in connection with the repayment of the Loan or as expressly permitted in Article VIII hereof, (B) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding, or (C) consider, authorize or take any of the actions described in Section 5.1.5(b)(i) or Section 5.1.5(b)(ii); any such action shall be void ab intio.
          5.1.6 Access to Property. Borrower shall permit agents, representatives and employees of Lender and the Rating Agencies to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.
          5.1.7 Notice of Default. Borrower shall promptly advise Lender (a) of any event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.
          5.1.8 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings which may have a Material Adverse Effect.
          5.1.9 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower.
          5.1.10 Insurance.
               (a) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.
               (b) Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Article VI.
          5.1.11 Further Assurances; Separate Notes; Loan Resizing.
               (a) Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, upon request, reasonably cooperate with Lender in connection with any request by Lender to (i) sever the Note into two or more separate substitute notes having an aggregate principal amount equal to the Principal Amount, (ii) reapportion the Loan among separate subordinate notes having an aggregate principal amount equal to the Principal Amount, or (iii) effectuate any combination of (i) or (ii). In so cooperating, Borrower shall take all actions reasonably requested by Lender, including, without limitation, by executing and delivering to Lender new substitute or subordinate notes to replace the Note, amendments to or replacements of existing Loan Documents, and delivering such Opinions of Counsel with respect to such substitute or subordinate notes, amendments and/or replacements as Lender shall reasonably require, provided that Borrower shall bear no costs or expenses in connection therewith (other than administrative costs and expenses of Borrower). Any such substitute or subordinate notes may have varying principal amounts and economic terms, provided, however, that (A) the maturity date of any such substitute and subordinate notes shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such substitute, subordinate or mezzanine notes, (B) the substitute and subordinate notes shall provide for amortization of the Principal Amount on a weighted average basis over a period not less than the amortization period, if any, provided under the Note immediately prior to the issuance of the substitute and subordinate notes, (C) the initial economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower, and (D) Borrower shall not have (except to a de minimis extent) any lesser rights or greater obligations than currently set forth in the Loan Documents. Upon the occurrence and during the continuance of an Event of Default, Lender may apply payment of all sums due under such substitute notes in such order and priority as Lender shall elect in its sole and absolute discretion.
               (b) After Closing Date and prior to a Securitization, Lender shall have the right, at no cost and expense to Borrower (other than administrative costs and expenses of Borrower), to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan and any New Mezzanine Loan(s) amongst each other and to reallocate the interest rate among the Loan and any new Mezzanine Loan(s) and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the maturity date of the Loan and any New Mezzanine Loan(s) shall be the same as the scheduled Maturity Date of the Note, (ii) the initial economics of the Loan and any New Mezzanine Loan(s), taken as a whole, shall not change in a manner which is adverse to Borrower, and (iii) Borrower shall not have (except to a de minimis extent) any lesser rights or greater obligations than currently set forth in the Loan Documents. Borrower shall, at no cost and expense to Borrower (other than administrative costs and expenses of Borrower), execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 5.1.11(b), all in form and substance reasonably satisfactory to Borrower, Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan all of which shall be on substantially the same terms and conditions as the Loan Documents. In addition, Borrower shall, at no cost and expense to Borrower (other than administrative costs and expenses of Borrower), cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan(s) (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower shall, at no cost and expense to Borrower (other than administrative costs and expenses of Borrower), deliver to Lender opinions of legal counsel, in substantially the same form as were delivered in connection with the Loan, with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents, as amended and an Additional Non-Consolidation Opinion for the Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender and/or the Rating Agencies.
               (c) In addition, Borrower shall, at Borrower’s sole cost and expense (except if in connection with Section 5.1.11(a) or Section 5.1.11(b) above, in which case, at no cost and expense to Borrower (other than administrative costs and expenses of Borrower):
                    (i) furnish to Lender, at Lender’s request, to the extent not otherwise already furnished to Lender and reasonably acceptable to Lender, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, in each case, to the extent in Borrower’s possession or control, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;
                    (ii) execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Lender to confirm the Lien of the Security Instrument on any Building Equipment, Operating Asset or any Intangible;
                    (iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
                    (iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
               (d) Borrower hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Lender in connection with the Loan Documents. Such financing statements may describe the collateral in the same manner as described in the Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Property and other collateral granted to Lender under the Loan Documents, including, without limitation, describing such property as “all assets” or “all personal property,” whether now owned or hereafter acquired and wherever located.
          5.1.12 Mortgage Taxes. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender.
          5.1.13 Compliance with Management Agreement & Operating Lease.
               (a) Borrower shall, and shall cause Tenant to use commercially reasonable efforts to cause Manager to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by Manager and Tenant under the Management Agreement and do all things necessary to preserve and to keep unimpaired Borrower’s and Tenants material rights thereunder, if any; (ii) promptly notify Lender of any “event of default” under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Management Agreement; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

               (b) Borrower shall, and shall cause Tenant to, (i) cause the Property to be operated pursuant to the Operating Lease; (ii) promptly perform and/or observe all of the material covenants, agreements and obligations required to be performed and observed by Borrower under the Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (iii) promptly notify Lender in writing of any material default under the Operating Lease (or any immaterial default which could give Borrower or Tenant the right to terminate the Operating Lease); (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Operating Lease; (v) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Tenant under the Operating Lease; (v) cause Tenant to deposit all Rents from the Property into the Holding Account; and (vi) cause Tenant to operate the Properties and conduct its business and operations in accordance with the terms of this Agreement as if it were a Borrower hereunder and not allow or permit Tenant to take any of the actions that Borrower is prohibited from taking pursuant to the terms of this Agreement.
          5.1.14 Business and Operations; Licenses. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Property. Borrower shall keep and maintain (or cause Tenant to use commercially reasonable efforts to cause Manager to keep and maintain) all Licenses necessary for the operation of the Property as a first-class, full service hotel and conference center, and other appurtenant and related uses.
          5.1.15 Title to the Property. Borrower shall preserve, warrant and defend (a) Borrower’s right, title and interest in and to the Property and every part thereof, subject only to the Permitted Encumbrances and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on the Property, subject only to the Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
          5.1.16 Costs of Enforcement. In the event (a) that this Agreement or the Security Instrument is foreclosed upon in whole or in part or that this Agreement or the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Lender is made a party, or a mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or

Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
          5.1.17 Estoppel Statement.
               (a) Borrower shall, from time to time, upon 30 days’ prior written request from Lender, execute, acknowledge and deliver to the Lender, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Note and containing such other information with respect to the Borrower, the Property and the Loan as Lender shall reasonably request. The estoppel certificate shall also state either that no Default is known to exist hereunder or, if any Default shall be known to exist hereunder, specify such Default and the steps being taken to cure such Default.
               (b) Borrower shall use commercially reasonable efforts to deliver to Lender, within 15 Business Days of Lender’s request, tenant estoppel certificates from Tenant, Manager, any counterparty to the REAs or any other Person having an interest in the Property from time to time, in each case, in form and substance reasonably acceptable to Lender; provided that Borrower shall not be required to deliver such certificates more frequently than three times in any calendar year.
          5.1.18 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
          5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
          5.1.20 No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, and (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof. Nothing in this Section 5.1.20 shall be deemed to limit Borrower’s right to contest Liens for Impositions in accordance with Section 7.3 hereof.
          5.1.21 Article 8 “Opt In” Language. Each organizational document of Borrower, General Partner, each SPE Entity, any Mezzanine Borrower and any New Mezzanine Borrower shall, if requested by Lender, be modified to include the language set forth on Exhibit U.
          5.1.22 Leases, REAs, etc. Borrower shall promptly after receipt thereof deliver to Lender a copy of any notice received with respect to the REAs, the Operating Lease, Management Agreement, or any Lease claiming any default in the performance or observance of any of the material terms, covenants or conditions of any of the REAs, Operating Lease, Management Agreement, or Lease.
          5.1.23 Independent Directors, Independent Managers, Independent Members. Borrower shall provide Lender with 10 Business Days’ written notice prior to the removal of an Independent Director, Independent Manager or Independent Member of Borrower, General Partner or any other SPE Entity, and no Independent Director, Independent Manager or Independent Member of Borrower, General Partner or any other SPE Entity may be removed for a reason other than: (a) acts of omissions by such Independent Director that constitute willful disregard of (or gross negligence or willful misconduct with respect of) such independent director’s duties under this Agreement or the organizational documents of the applicable entity) or (b) such Independent Director, Independent Manager or Independent Member has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any Legal Requirements.
          5.1.24 Extension or Renewal of Operating Lease, etc. At least 60 days prior to the scheduled expiration of the Operating Lease (which is, as of the date of this Agreement, scheduled to expire on December 31, 2012), Borrower shall deliver to Lender (a) an amendment to the Operating Lease extending the term of the Operating Lease for a period of at least five years with no other changes in the terms thereof except to the extent required to comply with Legal Requirements applicable to taxable subsidiaries of real estate investment trusts, (b) a replacement lease agreement containing terms and conditions (including rental rates, percentage rental payments, and other substantive terms and conditions) no less favorable to Borrower than what is provided in the Operating Lease in effect on the date of this Agreement except to the extent required to comply with Legal Requirements applicable to taxable subsidiaries of real estate investment trusts, or (c) an agreement with a Qualified Manager to operate the Property for and on behalf of Borrower, which agreement shall be subject to the terms and conditions of Section 5.2.14 below. Any agreement, amendment or other instrument delivered by Borrower pursuant to this Section 5.1.24 shall be in form and substance reasonably acceptable to Lender, and following a Securitization, the Rating Agencies, and shall include (or obligate the counterparty thereto to execute and deliver) such other instruments or agreements as Lender or the Rating Agencies, as applicable, may reasonably require.
          5.1.25 Broker Indemnity. Borrower shall pay as and when due any and all brokerage fees, charges, commissions or other compensation or reimbursement due to Broker with respect to the transactions contemplated by the Loan Documents. Borrower and Guarantor, jointly and severally, on the one hand and Lender on the other hand shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 5.1.25. The provisions of this Section 5.1.25 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.
          5.1.26 Tunnel Agreement. Borrower shall promptly post, at its sole cost and expense, any bond or other security if and when required to do so by the Virginia State Highway and Transportation Commissioner pursuant to the Tunnel Agreement; Borrower acknowledges (for the benefit of Lender and no other Person) that is the successor/assignee to EADS

Associates under the Tunnel Agreement. Borrower shall promptly deliver to Lender any notices its receives form the Virginia State Highway and Transportation Commissioner. (or any other Governmental Authority) relating to the Tunnel Agreement.
     5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
          5.2.1 Incur Debt; FF&E Leasing. Incur, create or assume any Debt other than Permitted Debt, or lease any FF&E other than as expressly permitted under this Agreement;
          5.2.2 Encumbrances. Other than in connection with any Mezzanine Loan or New Mezzanine Loan, incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Borrower, Mezzanine Borrower, any New Mezzanine Borrower or any SPE Entity and shall not Transfer or permit the Transfer of any interest in Borrower, Mezzanine Borrower, any New Mezzanine Borrower or any SPE Entity except as permitted pursuant to Article VIII;
          5.2.3 Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, financing, operation and maintenance of the Property and activities related thereto;
          5.2.4 Make Advances. Make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document;
          5.2.5 Partition. Partition the Property;
          5.2.6 Commingle. Commingle its assets with the assets of any of its Affiliates;
          5.2.7 Guarantee Obligations. Guarantee any obligations of any Person other than as provided in the Owner’s Agreement;
          5.2.8 Transfer Assets. Transfer any asset other than in the ordinary course of business or Transfer any interest in the Property except as may be expressly permitted in Article VIII;
          5.2.9 Amend Organizational Documents. Amend or modify any of its organizational documents (or the organizational documents of the General Partner or Tenant) without Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that Borrower and each SPE Entity each remain a Single Purpose Entity;

          5.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;
          5.2.11 Bankruptcy. (a) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (b) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with (i) the repayment of the Loan or (ii) any Transfer expressly permitted by Article VIII; (c) engage in any other business activity; (d) file or solicit the filing of an involuntary bankruptcy petition against Borrower, General Partner, Tenant or Guarantor, without obtaining the prior consent of all of the directors of such SPE Entity, including, without limitation, the Independent Directors, Independent Managers or Independent Members, as applicable; (e) seek, or permit Guarantor or any Affiliate of Borrower or Guarantor to seek, substantive consolidation in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving Guarantor; (f) seek, or permit Guarantor or any Affiliate of Borrower or Guarantor to seek, to contest, oppose or object to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in the event of a future proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law of Guarantor; or (f) provide, originate, acquire an interest in or solicit or accept, or permit Guarantor or any Affiliate of Borrower or Guarantor to provide, originate, acquire an interest in or solicit or accept, any debtor-in-possession financing on behalf of Guarantor in the event that Guarantor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law;
          5.2.12 ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;
          5.2.13 Distributions. From and after the occurrence and during the continuance of an Event of Default, make any distributions to or for the benefit of any of its partners or members or its or their Affiliates;
          5.2.14 Manager and Management Agreement.
               (a) Without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed (provided, if a Securitization shall have occurred, Borrower obtains a Rating Agency Confirmation with respect to such action): (i) materially modify, change, supplement, alter or amend (or permit Tenant to materially modify, change, supplement, alter or amend) the Management Agreement or waive or release any of its right and remedies under the Management Agreement that would have a Material Adverse Effect or (ii) terminate the Management Agreement and replace (or permit Tenant to replace) the Manager with a Person other than a Qualified Manager; provided that if such replacement is Remington Lodging & Hospitality, LLC or any of its Affiliates consent of Lender shall not be required (provided (A) if a Securitization shall have occurred, Borrower obtains a Rating Agency Confirmation with respect to such action, and (B) in all cases, such replacement Manager executes and delivers to Lender such agreements, documents or instruments as Lender shall than reasonably require);

               (b) Borrower shall notify Lender in writing (and shall deliver a copy of the proposed management agreement) of any entity proposed to be designated (whether by Tenant, Borrower or otherwise) as a Qualified Manager of the Property not less than 30 days before such Qualified Manager, begins to manage the Property, and, if a Securitization shall have occurred, shall obtain prior to any appointment of a Qualified Manager a Rating Agency Confirmation, with respect to any proposed Qualified Manager;
               (c) If the Manager shall become insolvent or is otherwise in default (beyond any applicable notice and cure period) under the Management Agreement, Borrower shall (or shall cause Tenant to), at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager in accordance with this Section 5.2.14 and shall deliver an acceptable Non-Consolidation Opinion covering such replacement Manager if such Person (A) is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion, and (B) is an Affiliate of Borrower; and
               (d) Upon the retention of a Qualified Manager, Lender, and if a Securitization shall have occurred, the Rating Agencies, shall have the right to approve any new management agreement with such Qualified Manager (which approval by Lender shall not be unreasonably withheld or delayed). Borrower shall cause Tenant to comply with this covenant.
               (e) Except with respect to any replacement Qualified Manager which may be an Affiliate of Borrower, General Partner, Tenant or Guarantor, Lender agrees to execute and deliver a subordination, non-disturbance and attornment agreement with substantially the same terms as the Manager’s Subordination Agreement (as modified for any then prevailing requirements of the Rating Agencies).
          5.2.15 Modify or Termination of REAs or Operating Lease. Except as provided in Section 5.1.24 (with respect to the Operating Lease) and Section 8.3 (with respect to REAs), Borrower shall not (and shall not permit Tenant or Manager to), without the prior consent of Lender, terminate, amend, modify, restate or otherwise enter into any supplement with respect to, the Operating Lease or any REAs;
          5.2.16 Modify Account Agreement. Without the prior consent of Lender (and if a Securitization shall have occurred, a Rating Agency Confirmation obtained by Borrower), Borrower shall not execute any modification to the Account Agreement;
          5.2.17 Zoning Reclassification. Without the prior written consent of Lender, (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;
          5.2.18 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business;

          5.2.19 Intentionally Omitted;
          5.2.20 Single-Purpose Entity. Take or suffer any action or inaction the result of which would be to cause Borrower or any SPE Entity to cease to be a Single-Purpose Entity;
          5.2.21 Affiliate Transactions. Enter into or be a party to any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party; or
          5.2.22 Intellectual Property. Without the prior written consent of Lender, modify, terminate or otherwise relinquish any right, title interest in or to use any Intellectual Property which could constitute a Material Adverse Effect.
VI. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
     6.1 Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as follows during the term of this Agreement:
          6.1.1 Property Insurance. Insurance against loss customarily included under so called “All Risk” policies including flood, earthquake, vandalism, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Improvements and Building Equipment in nature, use, location, height, and type of construction. Such insurance policy shall also insure the additional expense of demolition and if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, provide coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. The amount of such “All Risk” insurance shall be not less than 100% of the replacement cost value of the Improvements and the Building Equipment. Each such insurance policy shall contain an agreed amount or coinsurance waiver and replacement cost value endorsement, and shall cover, without limitation, all tenant improvements and betterments which Borrower is required to insure in accordance with any Lease. Lender shall be named “Loss Payee” on a “Standard Mortgagee Endorsement” and be provided not less than 30 days advance notice of change in coverage, cancellation or non-renewal.
          6.1.2 Liability Insurance. “General Public Liability” insurance, including, without limitation, “Commercial General Liability” insurance; “Owned” (if any), “Hired” and “Non Owned Auto Liability”; and “Umbrella Liability” coverage for “Personal Injury”, “Bodily Injury”, “Death, Accident and Property Damage”, providing in combination no less than $30,000,000 ($60,000,000 during construction) per occurrence and in the annual aggregate, per location. In the event that aggregate limits do not apply on a “per location” basis, then the umbrella limit shall be increased from $30,000,000 to $40,000,000. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and “Products and Completed Operations Liability” coverage). All public liability insurance shall name Lender as “Additional Insured” either on a specific endorsement or under a blanket endorsement satisfactory to Lender.
          6.1.3 Workers’ Compensation Insurance. Workers compensation and disability insurance as required by law.
          6.1.4 Commercial Rents Insurance. “Commercial rents” insurance in an amount equal to 18 months actual rental loss plus a 12 month extended period of indemnity endorsement and with a limit of liability sufficient to avoid any co-insurance penalty and to provide Proceeds which will cover the actual loss of profits and rents sustained during the period of at least 18 months following the date of casualty. Such policies of insurance shall be subject only to exclusions that are reasonably acceptable to Lender and, if the Loan is the subject of a Securitization, the Rating Agencies; provided, however, that such exclusions are reasonably consistent with those required for loans similar to the Loan provided herein. Such insurance shall be deemed to include “loss of rental value” insurance where applicable. The term “rental value” means the sum of (a) the total then ascertainable Rents payable under the Leases and (b) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of Tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of such Property then not being occupied.
          6.1.5 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including so called “All Risk” perils coverage and collapse of the Improvements to agreed limits as Lender may request, in form and substance acceptable to Lender).
          6.1.6 Boiler and Machinery Insurance. Comprehensive boiler and machinery insurance (without exclusion for explosion) covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any Lease on a replacement cost basis, in amounts of insurance that shall be reasonably required by Lender.
          6.1.7 Flood Insurance. If any portion of the Improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the Federal Flood Insurance plan with respect to the Property. Excess flood insurance coverage shall be required to compensate for any damage or loss on a replacement basis and shall include business interruption coverage as reasonably required by Lender. Borrower shall deliver to Lender a FEMA Elevation Certification prepared by a surveyor if any portion of the Improvements is located in flood zones A, AR, or V.
          6.1.8 Windstorm Insurance. If the Property is in an area prone to hurricanes and windstorms, as reasonably determined by Lender, Borrower shall provide windstorm insurance

(including coverage for wind driven water), including business interruption coverage as reasonably required by Lender.
          6.1.9 Terrorism Insurance. So long as the Terrorism Risk Insurance Act of 2002 (“TRIA”) or a similar statute is in effect, Borrower shall be required to carry Terrorism Insurance in an amount equal to the lesser of the Loan Amount and the full replacement cost of the Property plus 12 months of business interruption coverage. If TRIA or a similar statute is not in effect, then provided that Terrorism Insurance is commercially available, Borrower shall be required to carry Terrorism Insurance throughout the Loan term in the same amount detailed in the preceding sentence; provided that Borrower shall not be required to spend more than two times the estimated current cost of stand alone terrorism insurance. Terrorism insurance coverage may be provided under a blanket policy that is acceptable to Lender.
          6.1.10 Other Insurance. At Lender’s reasonable request, such other insurance with respect to the Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by institutional lenders on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Property.
          6.1.11 Ratings of Insurers. Borrower shall maintain the insurance coverage described in Section 6.1.1 through Section 6.1.8 above, in all cases, with one or more domestic primary insurers reasonably acceptable to Lender, having both (a) claims-paying-ability and financial strength ratings by S&P of not less than “A-” and its equivalent by the other Rating Agencies, and (b) an Alfred M. Best Company, Inc. rating of “A-” or better and a financial size category of not less than “X”. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the State.
          6.1.12 Form of Insurance Policies; Endorsements. All insurance policies shall be in such form and with such endorsements as are satisfactory to Lender (and Lender shall have the right to approve amounts, form, risk coverage, deductibles, loss payees and insureds). A certificate of insurance with respect to all of the above-mentioned insurance policies has been delivered to Lender and originals or certified copies of all such policies shall be delivered to Lender within five days following Lender’s written request for such certified policies. All policies shall name Lender as an additional insured, shall provide that all Proceeds (except with respect to Proceeds of general liability and workers’ compensation insurance) be payable to Lender as and to the extent set forth in Section 6.2, and shall contain: (a) a standard “non-contributory mortgagee” endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower; (b) a waiver of subrogation endorsement in favor of Lender; (c) an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the gross negligence or willful misconduct of Lender knowingly in violation of the conditions of such policy; (d) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (e) a provision that such policies shall not be canceled, terminated or expire without at least 30 days’ prior written notice to Lender, in each instance. No insurance policy required hereunder shall include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals. Each insurance policy shall contain a provision whereby the insurer: (i) agrees that such policy shall not be canceled or terminated, the coverage, deductible, and limits of such policy shall not be modified, other provisions of such policy shall not be modified if such policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such policy shall not be canceled or fail to be renewed, without in each case, at least 30 days prior written notice to Lender, (ii) waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (iii) provides that Lender at its option, shall be permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement.
          6.1.13 Certificates. Borrower shall deliver to Lender annually, concurrently with the renewal of the insurance policies required hereunder, a certificate from Borrower’s insurance agent stating that the insurance policies required to be delivered to Lender pursuant to this Section 6.1 are maintained with insurers who comply with the terms of Section 6.1.9, setting forth a schedule describing all premiums required to be paid by Borrower to maintain the policies of insurance required under this Section 6.1, and stating that Borrower has paid such premiums. Certificates of insurance with respect to all replacement policies shall be delivered to Lender not less than 15 Business Days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums. Borrower shall deliver to Lender originals (or certified copies) of such replacement insurance policies within five days after Lender’s written request for such originals. If Borrower fails to maintain and deliver to Lender the certificates of insurance and certified copies or originals required by this Agreement, upon five Business Days’ prior notice to Borrower, Lender may procure such insurance, and all costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect to such matters. Borrower agrees that any replacement insurance policy required hereunder shall not include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals.
          6.1.14 Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1.

          6.1.15 Blanket Policies. The insurance coverage required under this Section 6.1 may be effected under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the Property; provided that any such blanket policy shall otherwise provide the same protection as would a separate policy insuring only the Property. Borrower shall deliver to Lender documentation reasonably acceptable to Lender setting forth (a) the number of properties covered by such policy, (b) the location by city (if available, otherwise, county) and state of the properties, (c) the average square footage of the properties (or the aggregate square footage), (d) a brief description of the typical construction type included in the blanket policy and (e) such other information as Lender may reasonably request.
     6.2 Condemnation and Insurance Proceeds.
          6.2.1 Notification. Borrower shall promptly notify Lender in writing upon obtaining knowledge of (a) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (b) the occurrence of any casualty, damage or injury to, the Property or any portion thereof, the restoration of which is estimated by Borrower in good faith to cost more than the Casualty Amount. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.
          6.2.2 Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Property, Borrower’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance (collectively, “Proceeds”), in connection with any such Taking of, or casualty or other damage or injury to, the Property or any part thereof are hereby assigned by Borrower to Lender and, except as otherwise herein provided, shall be paid to the Lender. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of a Monetary Default or an Event of Default, Borrower may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount. Whether or not a Monetary Default or an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, any settlement which might result in any Proceeds in excess of the Casualty Amount and Borrower shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within 10 Business Days after delivery of a request for reimbursement by Lender, in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of the Work in accordance with the terms hereof, and in the event such Proceeds exceed the Casualty Amount, such Proceeds shall be forthwith paid directly to and held by Lender in the Proceeds Reserve Account in trust for Borrower, in each case to be applied or disbursed in accordance with this Section 6.2. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file and/or prosecute any insurance claim for a period of 15 Business Days following Borrower’s receipt of written notice from Lender, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this Section 6.2). Notwithstanding anything to the contrary set forth in this Agreement, however, and excluding situations requiring prepayment of the Note, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Casualty Amount, such Proceeds are to be paid directly to Borrower to be applied to restoration of the Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 6.1.4 shall be deposited directly to the Holding Account as revenue of the Property).
          6.2.3 Lender to Take Proceeds. If (a) the Proceeds shall equal or exceed the Principal Amount, (b) a Monetary Default or an Event of Default shall have occurred and be continuing, (c) a Total Loss with respect to the Property shall have occurred, (d) the Work is not capable of being completed before the earlier to occur of the date which is six months prior to the earlier of the Maturity Date and the date on which the business interruption insurance carried by Borrower with respect to the Property shall expire (the “Cut-Off Date”), unless on or prior to the Cut-Off Date the Borrower (i) shall deliver to the Lender and there shall remain in effect a binding written offer, subject only to customary conditions, of an Approved Bank or such other financial institution or investment bank reasonably satisfactory to Lender duly authorized to originate loans secured by real property located in the State for a loan from such Approved Bank or such other financial institution or investment bank to the Borrower in a principal amount of not less than the then Principal Amount and which shall, in the Lender’s reasonable judgment, enable the Borrower to refinance the Loan prior to the Maturity Date and (ii) if a Securitization shall have occurred, shall obtain a Rating Agency Confirmation, (e) the Property is not capable of being restored substantially to its condition prior to such Taking or casualty and such incapacity shall have a Material Adverse Effect, (f) the Tenant under the Operating Lease shall have delivered written notice to Borrower terminating the Operating Lease as a result of such Taking or casualty to the Property or (g) Lender determines that upon the completion of the restoration, the gross cash flow and the net cash flow of the Property will not be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, achieving an Assumed Debt Service Coverage of at least 1.2 to 1.0, which coverage ratio shall be determined by Lender in its sole and absolute discretion; then in any such case, all Proceeds shall be paid over to Lender (if not paid directly to Lender) and any Proceeds remaining after reimbursement of Lender’s or its agent’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of any such Proceeds (including, without limitation, reasonable out-of-pocket administrative costs and inspection fees) shall be applied by

Lender to prepay the Note in accordance with the provisions of the Loan Documents, and the balance, if any shall be paid (A) to any Mezzanine Lender to be applied pursuant to the terms of the Mezzanine Loan Agreement, or (B) if none, to the Borrower.
          6.2.4 Borrower to Restore.
               (a) Promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, Borrower shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are sometimes hereinafter collectively referred to as the “Work”). The plans and specifications shall require that the Work be done in a first-class workmanlike manner at least equivalent to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to any partial Taking of, or casualty or other damage or injury to, the Property, if the Work actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its condition immediately prior to such Taking or casualty. Subject to Borrower’s rights pursuant to Section 2.3.3 to cause the Property to be released from the Lien of the Security Instrument, Borrower shall be obligated to restore the Property suffering a casualty or which has been subject to a partial Taking in accordance with the provisions of this Section 6.2 at Borrower’s sole cost and expense whether or not the Proceeds shall be sufficient, provided that, if applicable, the Proceeds shall be made available to Borrower by Lender in accordance with this Agreement.
               (b) If Proceeds are not required to be applied toward payment of the Indebtedness pursuant to the terms hereof, then Lender shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any reasonable out-of-pocket expenses actually incurred by Lender in connection with the collection thereof plus interest thereon at the Default Rate (from the date advanced through the date of reimbursement) to the extent the same are not paid within 10 Business Days after request for reimbursement by Lender) available to Borrower for payment of or reimbursement of Borrower’s or the applicable Tenant’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in paragraphs (i), (ii) and (iii) below and in Section 6.2.5:
                    (i) at the time of loss or damage or at any time thereafter while Borrower is holding any portion of the Proceeds, there shall be no continuing Monetary Default or Event of Default;
                    (ii) if, at any time, the estimated cost of the Work (as estimated by the Independent Architect referred to in clause (iii) below) shall exceed the Proceeds (a

“Deficiency”) and for so long as a Deficiency shall exist, Lender shall not be required to make any Proceeds disbursement to Borrower unless Borrower (within a reasonable period of time after receipt of such estimate), at its election, either deposits with or delivers to Lender (A) Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to the estimated cost of the Work less the Proceeds available, or (B) such other evidence of Borrower’s ability to meet such excess costs and which is satisfactory to Lender and, following a Securitization, the Rating Agencies;
                    (iii) Each of Lender and the Independent Architect shall have reasonably approved the plans and specifications for the Work and any change orders in connection with such plans and specifications; and
                    (iv) Lender shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Independent Architect’s certification as to such costs and appropriate plans and specifications for the Work. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.
          6.2.5 Disbursement of Proceeds.
               (a) Disbursements of the Proceeds in Cash or Cash Equivalents to Borrower hereunder shall be made from time to time (but not more frequently than once in any month) by Lender but only for so long as no Monetary Default or Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by Lender of (i) an Officer’s Certificate dated not more than 10 Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, and also certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with such Work have been paid for in full (or will be fully paid with the proceeds so disbursed) and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on the Property arising out of the Work which have not been either fully bonded to the satisfaction of Lender or discharged of record or in the alternative, fully insured to the satisfaction of Lender by the Title Company that issued the Title Policy and (iii) an Independent Architect’s certificate certifying performance of the Work together with an estimate of the cost to complete the Work. No payment made prior to the final completion of the Work, as certified by the Independent Architect, except for payment made to contractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed 90% of the value of the Work performed and materials furnished and incorporated into the Improvements from time to time, and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 6.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Independent Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications, final lien releases, and the filing of a notice of completion and the expiration of the period provided under the law of the State for the filing of mechanics’ and materialmens’ liens which are entitled to priority as to other creditors, encumbrances and purchasers, as certified pursuant to an Officer’s Certificate, and delivery of a certificate of occupancy with respect to the Work, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.
               (b) If, after the Work is completed in accordance with the provisions hereof and Lender receives evidence that all costs of completion have been paid, there are excess Proceeds, Lender shall (i) if an Event of Default shall have occurred and be continuing, apply such excess Proceeds with respect to the Taking of or casualty to the Property to the payment or prepayment of all or any portion of the Indebtedness secured hereby without penalty or premium and any balance thereof, shall be paid over to paid (A) to the holders of any Mezzanine Loan and holder of any New Mezzanine Loan (in such order of priority as shall be set forth in any separate agreement between such holders and Lender, and absent such agreement, in the order determined by Lender), and (B) if none, to the Borrower, and (ii) so long as a Lockbox Event has not occurred and is continuing, pay the excess Proceeds with respect to the Taking of or casualty to the Property (A) to the holders of any Mezzanine Loan and holder of any New Mezzanine Loan (in such order of priority as shall be set forth in any separate agreement between such holders and Lender, and absent such agreement, in the order determined by Lender), and (B) if none, to the Borrower.
VII. IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS
     7.1 Borrower to Pay Impositions and Other Charges. Borrower shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they become delinquent or late charges may be imposed thereon. To the extent not expressly identified in the Annual Budget, Borrower shall deliver to Lender annually, no later than 15 Business Days after the first day of each Fiscal Year, and shall update as new information is received, a schedule describing all Impositions, payable or estimated to be payable during such Fiscal Year attributable to or affecting the Property or Borrower. Subject to Borrower’s right of contest set forth in Section 7.3, as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account, Lender, on behalf of Borrower, shall pay all Real Estate Taxes and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Real Estate Taxes or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Lender shall, or Lender shall direct the Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Real Estate Taxes and Other Charges. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

     7.2 No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within 45 days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default with respect to its Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Lender on demand for all such advances pursuant to Section 19.12 (together with interest thereon at the Default Rate).
     7.3 Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition, Permitted Debt or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (a) no Event of Default shall exist and be continuing hereunder, (b) Borrower shall keep Lender informed of the status of such contest at reasonable intervals, (c) if Borrower is not providing security as provided in clause (d) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (e) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (f) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Article VI or the right to full payment of any claims thereunder, and (g) in the case of Impositions, Permitted Debt and Liens which are not bonded in excess of $2,000,000 individually, or in the aggregate, during such contest, Borrower, shall deposit with or deliver to Lender either Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 125% of (i) the amount of Borrower’s obligations being contested plus (ii) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Lender is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall deliver to Lender reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.

VIII. TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS
     8.1 Restrictions on Transfers.
          8.1.1 General. Borrower acknowledges that Lender has examined and relied on the experience of Borrower, General Partner, their respective members, principals and beneficial owners in owning and operating properties and other assets such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Indebtedness. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Indebtedness, Lender can recover the Indebtedness by a sale of the Property.
          8.1.2 Restriction. Unless such action is expressly permitted by the provisions of this Article VIII, Borrower shall not, and shall not permit any other Person holding any direct or indirect ownership interest in Borrower or the Property to, except with the prior written consent of Lender, (a) Transfer all or any part of the Property (other than as provided in Section 5.1.24 above or Section 8.8 below), (b) incur any Debt other than Permitted Debt or Permitted Encumbrances, or (c) Transfer any equity interests in Borrower, General Partner or both other than in connection with the exercise of remedies by the holder of any Mezzanine Loan or New Mezzanine Loan.
     8.2 Sale of Building Equipment. Borrower may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument provided that such Transfer or disposal will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided further that any new Building Equipment acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Security Instrument. Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.
     8.3 Immaterial Transfers and Easements, etc Borrower may, without the consent of Lender, (a) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (b) grant easements, restrictions, covenants, reservations and rights of way (or modifications thereto) in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (a) and (b) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property taken as a whole. In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause

(a) above, to release the portion of the Property affected by such Taking or such Transfer from the Lien of the Security Instrument or, in the case of clause (b) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:
                    (i) 30 days prior written notice thereof;
                    (ii) a copy of the instrument or instruments of Transfer;
                    (iii) an Officer’s Certificate stating (A) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (B) that such Transfer does not materially impair the utility and operation of the Property, materially reduce the value of the Property or have a Material Adverse Effect; and
                    (iv) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such Transfer (for the avoidance of any doubt, no fees of any nature shall be assessed by Lender in connection with this Section 8.3).
     8.4 Indebtedness.
          8.4.1 Prohibition. Borrower shall not incur, create or assume any Debt or incur any liabilities without the consent of Lender; provided, however, that if no Event of Default shall have occurred and be continuing, Borrower may, without the consent of Lender, incur, create or assume Permitted Debt.
          8.4.2 Preferred Equity. Except for the period following Lender’s delivery of written notice of its intent to Securitize all or any portion of the Loan (and until the closing or Lender’s abandonment of such Securitization), at any time following the Closing Date, Borrower and Tenant shall each have the right to issue a single class of limited partnership interests or stock, as applicable, having a preferred right of payment over other limited partnership interests or stock, as applicable (such limited partnership interests or stock, the “Preferred Equity”); provided that each of the following conditions is satisfied: (a) such Preferred Equity is not evidenced by a note and has no characteristics that would constitute indebtedness for borrowed money; (b) has a maturity or redemption date that extends at least one year after the Maturity Date; and (c) is otherwise on terms and in a structure satisfactory to Lender.
          8.4.3 Additional Mezzanine Loan. Except for the period following Lender’s delivery of written notice of its intent to Securitize all or any portion of the Loan (and until the closing or Lender’s abandonment of such Securitization), at any time following the Closing Date Borrower may incur additional Debt (each, a “Mezzanine Loan”) in the form of one more additional mezzanine loans; provided that each of the following conditions is satisfied to Lender’s reasonable satisfaction:
               (a) Borrower gives Lender at least 30 days prior written notice of the closing of such Mezzanine Loan, which notice shall specify the anticipated closing date, the terms for the Mezzanine Loan (including principal amount, payment terms, maturity date, description of the collateral) and reasonably identify the expected holders of the Mezzanine Loan;

               (b) Borrower delivers an Officer’s Certificate to Lender (accompanied by reasonable supporting calculations and documentation) demonstrating that the Operating Income (after giving effect to the incremental incentive fee payable to Manager under the Management Agreement following the loss of the First Owner’s Priority (as defined in the Management Agreement)) on a trailing 12-month basis is not less than $14,500,000;
               (c) Borrower delivers an Officer’s Certificate to Lender (accompanied by reasonable supporting calculations and documentation) demonstrating that the aggregate amount of the Mezzanine Loan plus the Principal Amount of the Loan plus the amount of any New Mezzanine Loan plus the amount of any Preferred Equity, does not, in the aggregate, result in a “Loan-to-Value” ratio greater than 65.0%;
               (d) Borrower has delivered to Lender true and complete copies of all loan documents (and any so called “Eagle 9” or “UCCPlus” insurance policy) to be executed and delivered in connection with such Mezzanine Loan, and the terms and conditions thereof are commercially reasonable in Lender’s opinion, and following a Securitization, the opinion of the Rating Agencies, including providing for a maturity date that is co-terminus with the Maturity Date;
               (e) Borrower has delivered to Lender true and complete copies of the organizational documents for each special purpose, bankruptcy remote entity created to be a borrower under such Mezzanine Loan (each, a “Mezzanine Borrower”), each Mezzanine Borrower and its organizational documents shall demonstrate that such entity is a Single Purpose Entity, and the organizational documents of Borrower and General Partner (and if in existence, any Mezzanine Borrower or New Mezzanine Borrower) shall be amended and modified as necessary or required to reflect the formation of such Mezzanine Borrower;
               (f) prior to the closing of the Mezzanine Loan, Borrower shall execute and deliver such amendments to the Loan Documents (and any documents evidencing the New Mezzanine Loan, if any) as are necessary or advisable in connection with the creation of such Mezzanine Loan or as may be reasonably be required by Lender or, following a Securitization, any Rating Agency, in each case, in form and substance reasonably satisfactory to Lender and the Rating Agencies, as applicable;
               (g) prior to the closing of the Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of documents evidencing the Mezzanine Loan, and any amendments of the Loan Documents and documents evidencing the New Mezzanine Loan, if any, and a substantive non-consolidation opinion with respect to the Mezzanine Loan, each as reasonably acceptable to Lender and, following a Securitization, the Rating Agencies.
               (h) Borrower delivers an Officer’s Certificate to Lender (accompanied by reasonable supporting calculations and documentation) demonstrating that the holders of the Mezzanine Loan are each (i) a Qualified Institutional Holder or (ii) an Affiliate of Borrower if (A) the entire direct and indirect interest (economic or otherwise) of Borrower, General Partner, Tenant, Guarantor, Parent and each of their respective Affiliates in the Property (other than, in each case, as holder of such Mezzanine Loan) was subject to a Transfer effected in accordance with Section 8.5.2 or Section 8.7 hereof, and (B) such Mezzanine Loan was originated in connection with the Transfer described in clause (A);
               (i) On or prior to the closing of the Mezzanine Loan, the holders thereof have executed and delivered an intercreditor agreement with Lender in form and substance acceptable to Lender and, following any Securitization, the Rating Agencies;
               (j) on the closing date of the Mezzanine Loan, no event of Default or Lockbox Event has occurred and is continuing;
               (k) following a Securitization, Borrower shall have delivered a Rating Agency Confirmation; and
               (l) Borrower shall pay all of Lender’s fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, actually incurred by Lender in connection with the foregoing.
     8.5 Permitted Equity Transfers.
          8.5.1 Less than 49%. A Transfer (but not a pledge or encumbrance) of no more than 49% (in the aggregate of all Transfers) of the direct or indirect equity interests in Borrower, General Partner or both shall be permitted without Lender’s consent, provided (a) Lender receives 30 days’ prior written notice thereof, (b) such Transfer does not result in a change of Control of Borrower or General Partner, (c) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (d) a Qualified Manager shall continue to manage the Property after such Transfer, (e) such Transfer is either to one or more Affiliates of Borrower and/or Qualified Transferees, (f) prior to such Transfer, Lender receives all documentation and opinion letters reasonably required by Lender, including, but not limited to, an Additional Non-Consolidation Opinion in a form reasonably satisfactory to Lender, and (g) Borrower shall pay all of Lender’s fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, actually incurred by Lender in connection with such Transfer.
          8.5.2 More than 49%. A Transfer (but not a pledge or encumbrance) of more than 49% (in the aggregate of all Transfers) of the direct or indirect equity interests in Borrower, General Partner or both shall be permitted without Lender’s consent; provided Borrower satisfies the requirements of (a) Section 8.5.1(a), (c), (d), (e), (f) and (g) above, and (b) if the Loan is the subject of a Securitization, delivery to Lender of a Rating Agency Confirmation. Transfers (but not a pledge or encumbrance) of more than 49% (in the aggregate of all Transfers) of the equity interests in Borrower, General Partner or both to Persons who are neither Affiliates of Borrower nor Qualified Transferees shall require (A) Lender’s prior written consent, (B) if the Loan is the subject of a Securitization, the delivery to Lender of a Rating Agency Confirmation, (C) Borrower’s satisfaction with the requirements of Section 8.5.1(a), (c), (d), (f) and (g) above. Transfers (including a pledge or encumbrance) of more than 49% (in the aggregate of all Transfers) of the equity interests in Borrower, General Partner or both effected in connection with the origination of a Mezzanine Loan or New Mezzanine Loan in accordance with the terms of this Agreement shall not require the consent of Lender under this Section 8.5.2; provided that the foregoing shall not eliminate or otherwise reduce Lender’s rights elsewhere set forth in the Loan Documents with respect to such Mezzanine Loan or New Mezzanine Loan.
          8.5.3 Exceptions. Anything in this Article VIII to the contrary notwithstanding, there shall be no restriction on any Transfers, issuances, repurchases, conversions or redemptions of (a) the capital stock of Parent, (b) the limited partnership interests of Guarantor (or the general or limited partners of Guarantor), (c) any pledge or encumbrance of any capital stock or limited partnership interests of Parent, Guarantor, Tenant or Ashford TRS Corporation, a Delaware corporation, as applicable, in connection with any corporate level financing of Parent or Guarantor or (d) in connection with a Transfer resulting from the enforcement of remedies by any holder of the New Mezzanine Loan or Mezzanine Loan, as applicable.
     8.6 Deliveries to Lender. Not less than 30 days prior to the closing of any transaction subject to the provisions of this Article VIII, Borrower shall deliver to Lender an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Officer’s Certificate is based. In addition, Borrower shall provide Lender with copies of executed deeds or other similar closing documents within 10 Business Days after such closing.
     8.7 Loan Assumption. In connection with any Transfer of the Property for which Lender’s consent has been obtained pursuant to the provisions of this Article VIII, which consent shall be granted or denied in Lender’s sole and absolute discretion, Borrower shall have the right to request Lender’s consent, which consent shall not be unreasonably withheld, to the assumption of the Loan by the purchaser of the Property; provided that in connection with a Transfer of Borrower’s fee interest in the Property to a Qualified Transferee or any Transfer effected in accordance with Section 8.5.2 hereof, Lender’s consent shall not be required for either the assumption of the Loan or such Transfer of Borrower’s fee interest in the Property. Any such assumption of the Loan shall be conditioned upon, among other things, (a) if after a Securitization, the delivery of a Rating Agency Confirmation, (b) the delivery of financial information, including, without limitation, financial statements, for such purchaser and the direct and indirect owners such purchaser, (c) the delivery of evidence that the purchaser is a Single Purpose Entity, (d) the execution and delivery of all documentation reasonably requested by Lender, (e) the delivery of Opinions of Counsel requested by Lender, including, without limitation, a Non-Consolidation Opinion with respect to the purchaser and other entities identified by Lender or, if after a Securitization, requested by the Rating Agencies and opinions with respect to the valid formation, due authority and good standing of the purchaser and any additional pledgors and the continued enforceability of the Loan Documents and any other matters requested by Lender, (f) the delivery of an endorsement to the Title Policy in form and substance acceptable to Lender, insuring the lien of the Security Instrument, as assumed, subject only to the Permitted Encumbrances, (g) the payment of an assumption fee equal to one half of one percent (0.5%) of the Principal Amount, and (h) the payment of all of Lender’s fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, actually incurred by Lender in connection with such assumption.

     8.8 Leases.
          8.8.1 New Leases and Lease Modifications. Except as provided in Section 5.1.24 above, Borrower shall not (a) following the Closing Date, enter into or consent to the execution and deliver of any Lease to the extent consent of Borrower or Tenant is required under the Management Agreement or (b) consent to the extent consent of Borrower or Tenant is required under the Management Agreement to the assignment, amendment or modification of any Lease (unless required to do so by the terms of such Lease) (any such action referred to in clauses (a) and (b) being referred to herein as a “Lease Action”) without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Any Lease Action for which Lender’s consent was not obtained shall be void ab initio. Any Lease Action that requires Lender’s consent shall be delivered to Lender for approval not less than 10 Business Days prior to the effective date of such proposed Lease Action. If Lender fails to approve or object to the proposed Lease Action within such 10-Business Day period, then Borrower shall send a second notice for approval of such Lease Action to Lender containing a legend clearly marked in bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 10 BUSINESS DAYS”. If Lender shall fail to respond to such second request prior to the expiration of such second 10-Business Day period, then Lender shall be deemed to have approved the proposed Lease Action. Upon the execution of the proposed Lease or the assignment, amendment or modification thereof, as applicable, Borrower shall deliver to Lender an executed copy of proposed Lease or the assignment, amendment or modification thereof. In all cases, the proposed Lease or the assignment, amendment or modification shall be subordinate in all respects to the Lien of the Security Instrument. If requested by Lender, Borrower shall (and shall cause the tenant under such Lease) to execute, deliver and acknowledge a separate agreement evidencing the subordination of such Lease to the Lien of the Security Instrument.
          8.8.2 Security Deposits. All security or other deposits of tenants under any Lease, including the Tenant under the Operating Lease (such security or other deposits, the “Security Deposits”), to the extent in the possession or control of Borrower, and Operating Lease shall be treated as trust funds and shall not be commingled with any other funds of Borrower, and such deposits shall be deposited, upon receipt of the same by Borrower in a separate trust account maintained by Borrower expressly for such purpose. Within five Business Days after written request by Lender, Borrower shall furnish to Lender reasonably satisfactory evidence of compliance with this Section 8.8.2, together with a statement of all amounts deposited pursuant to any Lease or the Operating Lease (identifying the amount and Person on whose behalf such amounts are held) and the location and account number of the account in which such security deposits are held.
IX. INTENTIONALLY OMITTED
X. MAINTENANCE OF PROPERTY; ALTERATIONS
     10.1 Maintenance of Property. Borrower shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower shall not remove or demolish, and shall not permit any Person to remove or demolish, any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise expressly permitted herein, in each case in accordance with the terms and conditions hereof.
     10.2 Conditions to Alteration. Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower shall have the right, without Lender’s consent, to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) so long as (a) Borrower provides Lender with prior written notice of the Alteration if it constitutes a Material Alteration, and (b) such Alteration is undertaken in accordance with the applicable provisions of this Agreement and the other Loan Documents, is not prohibited by any relevant REAs and the Operating Lease and shall not, upon completion, have a Material Adverse Effect on the value, use or operation of the Property taken as a whole or otherwise. Any Material Alteration shall be conducted under the supervision of an Independent Architect and, in connection with any Material Alteration, Borrower shall deliver to Lender, for information purposes only and not for approval by Lender, the detailed plans and specifications and cost estimates therefor, prepared by such Independent Architect, as well as an Officer’s Certificate stating that such Alteration will involve an estimated cost of not more than the Threshold Amount for Alterations at the Property. Such plans and specifications may be revised at any time and from time to time by such Independent Architect; provided that material revisions of such plans and specifications are filed with Lender, for information purposes only. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements.
     10.3 Costs of Alteration. Notwithstanding anything to the contrary contained in this Article X, no Material Alteration or Alteration which when aggregated with all other Alterations (other than Material Alterations) then being undertaken by Borrower exceeds the Threshold Amount, shall be performed by or on behalf of Borrower unless Borrower shall have delivered to Lender (a) Cash and Cash Equivalents and/or a Letter of Credit as security in an amount not less than the estimated cost of the Material Alteration or the Alterations minus the Threshold Amount (as set forth in the Independent Architect’s written estimate referred to above), or (b) a completion guaranty, in form and substance acceptable to Lender, from a credit-worthy Person reasonably acceptable to Lender (it being agreed that Guarantor shall be an acceptable guarantor so long as at such time Guarantor’s net worth equals or exceeds five times the anticipated aggregate cost of such Material Alteration). Any Cash and Cash Equivalents and/or a Letter of Credit delivered as such security shall be reduced on any given date (but no more frequently than monthly) to the Independent Architect’s written estimate of the cost to complete the Material Alteration or the Alterations (including any retainage), free and clear of Liens, other than Permitted Encumbrances. Costs which are subject to retainage (which in no event shall be less than 5% in the aggregate) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage. In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2, the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Independent Architect), less the sum of the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to Section 6.2 and which are held by Lender in accordance with Section 6.2. Payment or reimbursement of Borrower’s expenses incurred with respect to any Material Alteration or any such Alteration shall be accomplished upon the terms and conditions specified in Section 6.2.
     At any time after substantial completion of any Material Alteration or any such Alteration in respect of which Cash and Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto, the whole balance of any Cash and Cash Equivalents so deposited by Borrower with Lender and then remaining on deposit (together with earnings thereon), as well as all retainage, may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any other Cash and Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within 10 days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and signed also (as to the following clause (a)) by the Independent Architect, setting forth in substance as follows:
               (a) that the Material Alteration or Alteration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Lender under Section 10.2 and that, if applicable, a certificate of occupancy has been issued with respect to such Material Alteration or Alteration by the relevant Governmental Authority or, if not applicable, that a certificate of occupancy is not required; and
               (b) that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Material Alteration or Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 7.3 and that lien waivers have been obtained from the general contractor and major subcontractors performing such Material Alterations or Alterations (or such waivers are not customary and reasonably obtainable by prudent managers in the area where the Property is located).
XI. BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION
     11.1 Books and Records. Borrower shall keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Note, the Property and the business and affairs of Borrower relating to the Property which shall reflect all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Lender and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower relating to the operation of the Property and to make such copies or extracts thereof as Lender may reasonably require.
     11.2 Financial Statements.
          11.2.1 Quarterly Reports. Not later than 45 days following the end of each fiscal quarter, Borrower shall deliver to Lender unaudited financial statements for the Property, internally prepared on a GAAP basis including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, a statement of Net Operating Income for such quarter, and a comparison of the year to date results with (a) the results for the same period of the previous year, and (b) the Annual Budget for such period and the Fiscal Year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (i) that such statements fairly represent the financial condition and results of operations of for the Property, (ii) that as of the date of such Officer’s Certificate, no Default is known (after due inquiry) to exist under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, and (iii) that as of the date of each Officer’s Certificate, no litigation exists involving the Property in which the amount involved is $500,000 (in the aggregate) or more in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.
          11.2.2 Annual Reports. Not later than 90 days after the end of each Fiscal Year, Borrower shall deliver to Lender unaudited (or if a Securitization has occurred, audited if requested by Lender) financial statements for the Property certified by an Independent Accountant in accordance with GAAP, including a balance sheet as of the end of such Fiscal Year, a statement of Net Operating Income for such Fiscal Year, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well copies of all federal income tax returns to be filed (or evidence of extension of such tax returns, and promptly upon filing such returns, copies shall be provided to Lender). Such annual financial statements shall also be accompanied by an Officer’s Certificate in the form required pursuant to Section 11.2.1.
          11.2.3 Capital Expenditures Summaries. Borrower shall, within 90 days after the end of each Fiscal Year, deliver to Lender an annual summary of any and all capital expenditures made at the Property during the prior 12 month period.
          11.2.4 Management Agreement. Borrower shall deliver to Lender, within 10 Business Days of the receipt thereof by Borrower or Tenant, a copy of all reports, notices or other documents prepared or provided by Manager pursuant to the Management Agreement, including, without limitation, the Annual Budget and any inspection reports.
          11.2.5 Annual Budget. Borrower shall deliver to Lender the Annual Budget for Lender’s approval (a) with respect to the Property, within five Business Day following receipt of the initial draft of such Annual Budget from Manager, and (b) with respect to Borrower and Tenant, if different than the Annual Budget prepared by Manager, at least 60 days prior to the end of each Fiscal Year. With respect to the Annual Budget for the Property, Lender shall be deemed to have approved such portions of the Annual Budget that neither Borrower nor Tenant nor any of their respective Affiliates have any right to approve or disapprove under the terms of the Management Agreement. Upon the occurrence and during the continuation of a Lockbox Event, Lender shall have the right to require (and Borrower shall use commercially reasonable efforts to cause Manager to prepare and provide) quarterly updates to the Annual Budget, which quarterly updates shall (i) with respect to the Property, shall be subject to Lender’s approval (which approval shall be in Lender’s sole and absolute discretion) except as to those portions of the update thereto that neither Borrower nor or Tenant nor any of their respective Affiliates have a right to approve or disapprove under the terms of the Management Agreement and (ii) with respect to the Borrower and Tenant (if different than the Annual Budget prepared by Manager), be subject to Lender’s approval (which approval shall be in Lender’s sole and absolute discretion). Neither Borrower nor Tenant nor any of their respective Affiliates shall, to the extent permitted or required by the Management Agreement, (A) consent to a change or modification (or fail to object to a change or modification) in the Annual Budget prepared by Manager that has been approved by Lender, or (B) change or modify any Annual Budget otherwise prepared with respect to Borrower or Tenant that has been approved by Lender, in each case, without the prior written consent of Lender.
          11.2.6 Other Information. Borrower shall, promptly after written request by Lender or, if a Securitization shall have occurred, the Rating Agencies, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Property, Borrower, General Partner, Tenant or Guarantor.
XII. ENVIRONMENTAL MATTERS
     12.1 Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies obtained by, or delivered by or on behalf of Borrower to, Lender (the “Environmental Reports”), (a) Borrower has not engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (b) no tenant (including Tenant), occupant (including Tenant and Manager) or user of the Property, or any other Person has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (c) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental

Laws; (d) no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower; and (e) no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower.
     12.2 Compliance with Environmental Laws. Subject to Borrower’s right to contest under Section 7.3, Borrower covenants and agrees with Lender that it shall comply with all Environmental Laws. If at any time during the continuance of the Lien of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an “Environmental Event”), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Lender. Within 30 days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Lender an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any. Borrower shall promptly provide Lender with copies of all notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials pertinent to compliance of the Property and Borrower with such Environmental Laws. If the Security Instrument is foreclosed, Borrower shall deliver the Property in compliance with all applicable Environmental Laws.
     12.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or an Event of Default, Lender shall have the right to have its consultants perform a comprehensive environmental audit of the Property. Such audit shall be conducted by an environmental consultant chosen by Lender and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Lender may reasonably require due to the results obtained from the foregoing. Borrower grants Lender, its agents, consultants and contractors the right to enter the Property as reasonable or appropriate (and upon reasonable prior notice) for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Lender upon demand and shall be secured by the Lien of the Security Instrument. Lender shall not unreasonably interfere with, and Lender shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s or any Tenant’s, other occupant’s or Manager’s operations upon the Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Lender shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.
     12.4 Environmental Indemnification. Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower; provided that, in each case, Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (d) above are the result of the gross negligence or willful misconduct of any of the Indemnified Parties or did not occur (but need not have been discovered) prior to (i) the foreclosure of the Security Instrument, or (ii) the delivery by Borrower to Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable.
     12.5 Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Borrower and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created by the Security Instrument, and/or the conveyance of title to the Property to Lender or any purchaser or designee in connection with a foreclosure of the Security Instrument or conveyance in lieu of foreclosure for a period equal to the applicable statue of limitations established by the applicable Legal Requirements. Each provision of this Agreement, including any provision that purports to establish its own relative priority over any or all other provisions of this Agreement, is deemed to be expressly subject to this Section 12.5; it being intended, however, that the relative priority, if any, of each such provision over any or all other provisions of this Agreement, other than this Section 12.5 hereof, remain unmodified.
XIII. DEFEASANCE
     13.1 Generally. From and after the expiration of the Defeasance Lockout Period and provided that all of the conditions set forth in this Article XIII are complied with, Lender hereby agrees that Borrower shall have the right to obtain a release of the Lien of the Security Instrument and the other Loan Documents (other than the Defeasance Note and the Lien of the Defeasance Security Agreement on the collateral secured thereby) on the Property upon at least 60 days’ prior written notice (such release, after satisfaction of the other provisions of this Article XIII, a “Defeasance”):
          13.1.1 Defeasance Note. The execution and delivery of a defeasance note (the “Defeasance Note”), in substitution for the Note and in form and substance reasonably acceptable to Lender, dated as of the date of the Defeasance (which must be on a Business Day), payable to Lender, in an amount equal to the Defeasance Collateral Requirement;
          13.1.2 Defeasance Security Agreement. The execution and delivery of a security agreement (the “Defeasance Security Agreement”), in form and substance reasonably acceptable to Lender, dated as of the date of the Defeasance (which must be on a Business Day), in favor of Lender, pursuant to which Lender is granted a perfected first priority security interest in the Defeasance Collateral to secure the Defeasance Note;
          13.1.3 Defeasance Assumption Agreement. The execution and delivery of appropriate and reasonable agreements and/or instruments, each in form and substance reasonably acceptable to Lender, pursuant to which the obligations and liabilities of Borrower under the Defeasance Note and the Defeasance Security Agreement are assumed by a new entity (the “Substitute Borrower”) which satisfies all of the Single Purpose Entity requirements;
          13.1.4 Substitute Borrower Organizational Documents. The organizational documents of the Substitute Borrower shall be satisfactory to Lender and the Rating Agencies, shall satisfy all Rating Agency requirements and shall demonstrate that such Substitute Borrower satisfies all of the Single Purpose Entity requirements.
          13.1.5 Release Documents. The execution and delivery by Borrower of the release documents referenced in Section 13.4 if Borrower is a party thereto;
          13.1.6 Other Conditions. Satisfaction of the conditions set forth in Section 13.2; and
          13.1.7 No Event of Default. No Event of Default shall have occurred and be continuing other than any Event of Default which shall be cured as a result of such defeasance.
     13.2 Defeasance Collateral. Borrower shall deposit the Defeasance Collateral in accordance with this Section 13.2.2 into the Defeasance Collateral Account. Defeasance shall be permitted at such time as all of the following events shall have occurred:
          13.2.1 Establishment of Account. The Defeasance Collateral Account shall have been established pursuant to Section 13.5;
          13.2.2 Delivery of Defeasance Collateral. Borrower shall have delivered, or caused to have been delivered to Lender, the Defeasance Collateral for deposit into the Defeasance Collateral Account such that it will satisfy the Defeasance Collateral Requirement at the time of delivery and all such Defeasance Collateral, if in registered form, shall be registered in the name of Lender or its nominee (and, if registered in nominee name endorsed to Lender or in blank) and, if issued in book-entry form, the name of Lender or its nominee shall appear as the owner of such securities on the books of the Federal Reserve Bank or other party maintaining such book-entry system;
          13.2.3 Grant of Lien. Borrower shall have executed and delivered the Defeasance Security Agreement and granted, or caused to have been granted, to Lender a valid and perfected first priority security interest in the Defeasance Collateral and all proceeds thereof;

          13.2.4 Officer’s Certificate. Borrower shall have delivered or caused to be delivered to Lender an Officer’s Certificate, dated as of the date of such delivery, that (a) sets forth the aggregate face amount or unpaid principal amount, interest rate and maturity of all such Defeasance Collateral, a copy of the transaction journal, if any, or such other notification, if any, published by or on behalf of the Federal Reserve Bank or other party maintaining a book-entry system advising that Lender or its nominee is the owner of such securities issued in book-entry form and (b) states that:
                    (i) Borrower (or the Substitute Borrower) owns the Defeasance Collateral being delivered to Lender free and clear of any and all Liens, security interests or other encumbrances (other than the Defeasance Security Agreement), and has not assigned any interest or participation therein (or, if any such interest or participation has been assigned, it has been released), and Borrower has full power and authority to pledge such Defeasance Collateral to Lender;
                    (ii) such Defeasance Collateral consists solely of Defeasance Eligible Investments;
                    (iii) such Defeasance Collateral satisfies the Defeasance Collateral Requirement, determined as of the date of delivery; and
                    (iv) the information required by Section 13.2.4(a) which is set forth in the schedule attached to such Officer’s Certificate is correct and complete in all material respects as of the date of delivery (such schedule, which shall be attached to and form a part of such Officer’s Certificate, shall demonstrate satisfaction of the requirement set forth in clause Section 13.2.4(ii), in a form reasonably acceptable to Lender);
                    (v) Borrower shall have delivered or caused to be delivered to Lender a Rating Agency Confirmation and such other documents and certificates as Lender may reasonably request, including Opinions of Counsel, in connection with demonstrating that Borrower has satisfied the provisions of this Section 13.2, including, but not limited to, an Opinion of Counsel stating, among other things, that (A) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable in accordance with its terms and (B) if applicable, that any trust formed as a REMIC pursuant to a Securitization will not fail to maintain its status as a REMIC as a result of such Defeasance; and
                    (vi) Borrower shall have delivered to Lender a certificate of an Independent Accountant certifying that the Defeasance Collateral will generate monthly amounts which satisfy the Defeasance Collateral Requirement.
     13.3 Sufficiency of Defeasance Collateral. For purposes of determining whether the Defeasance Collateral on deposit in the Defeasance Collateral Account satisfies the Defeasance Collateral Requirements, there shall be included only payments of principal and predetermined and certain income thereon (as reasonably determined by Lender and agreed to by Borrower without regard to any reinvestment of such amounts) that will occur on a stated date for a stated payment on or before the dates when such amounts may be required to be applied to pay the interest and/or outstanding principal balance of on the Defeasance Note (and/or any substitute notes, as applicable) when due.
     13.4 Lender Release. Upon the delivery of Defeasance Collateral in accordance with Section 13.2 and the satisfaction of all other conditions provided for in this Article IX, Lender shall enter into appropriate release and termination documents as if a payment in full of the Indebtedness hereunder (except as to the Defeasance Note and Defeasance Security Agreement) had occurred, together with such documentation as may be reasonably requested by Borrower to notify third parties thereof and substitute note documentation, and Lender will return to Borrower any Letters of Credit or other collateral or security held by Lender in connection with the Loan (other than the Defeasance Collateral), and in connection with the return of any Letters of Credit, shall execute a written statement (without any representation, warranty or indemnity by Lender) to the financial institution issuing such Letter of Credit that such instrument is surrendered for cancellation.
     13.5 Defeasance Collateral Account. On or before the date on which Borrower delivers Defeasance Collateral to Lender pursuant to Section 13.2, Borrower shall open at any Approved Bank (or other bank subject to the next sentence hereof) at the time and acting as custodian for Lender, a defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account, in which Borrower shall grant to Lender or reconfirm the grant to Lender of a security interest. The Defeasance Collateral Account shall contain (a) all Defeasance Collateral delivered by Borrower pursuant to Section 13.2, (b) all payments received on Defeasance Collateral held in the Defeasance Collateral Account and (c) all income or other gains from investment of moneys or other property deposited in the Defeasance Collateral Account. All such amounts, including all income from the investment or reinvestment thereof, shall be held by Lender, subject to withdrawal by Lender for the purposes set forth in this Article IX. Borrower (or the Substitute Borrower) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return.
     13.6 Payments. Lender shall withdraw, draw on or collect and apply the amounts that are on deposit in the Defeasance Collateral Account to pay when due the principal and all installments of interest and principal on the Defeasance Note. Funds and other property in the Defeasance Collateral Account shall not be commingled with any other monies or property of Borrower (or the Substitute Borrower) or any Affiliate of Borrower (or the Substitute Borrower). Lender shall not in any way be held liable by reason of any insufficiency in the Defeasance Collateral Account.
     13.7 Loan Document Amendments. If required, Borrower and Lender shall enter into any appropriate amendments to the Loan Documents necessitated by a Defeasance, such amendments to be in form and substance reasonably acceptable to both Borrower and Lender.
     13.8 Lender’s Costs Borrower shall pay all of Lender’s reasonable costs incurred in connection with any Defeasance, including reasonable attorneys’ fees and costs.

XIV. SECURITIZATION AND PARTICIPATION
     14.1 Sale of Note and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participation therein as part of the securitization (such sale and/or securitization, the “Securitization”) of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note, this Agreement and the other Loan Documents, including using reasonable efforts to do (or cause to be done) the following (but Borrower shall not in any event be required to incur, suffer or accept (except to a de minimis extent)) (I) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (II) except as set forth in this Article XIV, any expense or any liability:
               (a) Provided Information. (i) Provide, at the sole expense of the holder of the Note, such financial and other information (but not projections) with respect to the Property, Borrower, General Partner, Tenant, Guarantor, Parent and Manager to the extent such information is reasonably available to Borrower, (ii) provide, at the sole expense of the holder of the Note, business plans (but not projections) and budgets relating to the Property, to the extent prepared by or on behalf of Borrower and (iii) cooperate with the holder of the Note (and its representatives) in obtaining, at the sole expense of the holder of the Note, such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Lender’s request, in connection with a Securitization, or hereafter provided to Lender in connection with the Loan or a Securitization, being herein collectively called the “Provided Information”);
               (b) Opinions of Counsel. Use reasonable efforts to cause to be rendered such customary updates or customary modifications to the Opinions of Counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Securitization. Borrower’s failure to use reasonable efforts to deliver or cause to be delivered the opinion updates or modifications required hereby within 20 Business Days after written request therefor shall constitute an “Event of Default” hereunder. To the extent any of the foregoing Opinions of Counsel were required to be delivered in connection with the closing of the Loan, any update thereof shall be without cost to Borrower. Any such Opinions of Counsel that Borrower is reasonably required to cause to be delivered in connection with a Securitization other than those delivered at the original Loan closing, shall be delivered at no cost and expense to Borrower (other than administrative costs and expenses of Borrower) (it being agreed that Borrower shall be obligated to deliver an Opinion of Counsel with respect to “10b-5” matters as such matters relate to the Loan);
               (c) Modifications to Loan Documents. Without cost to the Borrower, execute such amendments to the Security Instrument and Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to achieve the required rating or to effect the Securitization (including, without limitation, modifying the Payment Date, as defined in the

Note, to a date other than as originally set forth in the Note), provided, that nothing contained in this Section 14.1.3 shall result in (i) any material adverse change in the initial economics contemplated by the Security Instrument or the Loan Documents (unless Borrower is made whole by the holder of Note), (ii) any adverse operational changes to the Property or Borrower, or (iii) Borrower having (except to a de minimis extent) any lesser rights or greater obligations than currently set forth in the Loan Documents; and
               (d) Cooperation with Rating Agencies. Borrower shall, at Lender’s expense, (i) at Lender’s request, meet with representatives of the Rating Agencies at reasonable times to discuss the business and operations of the Property, and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property. Until the Obligations are paid in full, Borrower shall, if requested by Lender, provide the Rating Agencies with all financial reports required by this Agreement and such other information as they shall reasonably request, including copies of any default notices or other material notices delivered to and received from Lender hereunder, to enable them to continuously monitor the creditworthiness of Borrower and to permit an annual surveillance of the implied credit rating of the Securities.
     14.2 Securitization Financial Statements.
               (a) Borrower acknowledges that all financial information delivered by Borrower to Lender pursuant to Article XI may, at Lender’s option, be delivered to the Rating Agencies.
               (b) If requested by Lender, Borrower shall, at no cost and expense to Borrower (other than administrative costs and expenses of Borrower), provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act or the Exchange Act or other applicable Legal Requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.
     14.3 Securitization Indemnification.
          14.3.1 Disclosure Documents. Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus, private placement memorandum, collateral term sheet or a public registration statement (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, Borrower shall reasonably cooperate with the holder of the Note in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrower and the Property reasonably requested by Lender and available to Borrower.
          14.3.2 Indemnification Certificate. In connection with each applicable Disclosure Document, Borrower agrees to provide, at Lender’s reasonable request, an indemnification certificate (at no material cost to Borrower):
               (a) certifying that Borrower has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review pertaining to the Property, Borrower, General Partner, Guarantor, Tenant, Parent, the Loan and/or the Provided Information and insofar as such sections or portions thereof specifically pertain to the Property, Borrower, General Partner, Guarantor, Tenant, Parent, the Loan and/or the Provided Information (such portions, the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrower, if Borrower does not agree with the statements therein), as of the date of such certificate, to Borrower’s knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
               (b) indemnifying Lender and the Affiliates of Deutsche Bank Securities, Inc. (collectively, “DBS”) that have prepared the Disclosure Document relating to the Securitization, each of its directors, each of its officers who have signed the Disclosure Document and each person or entity who controls DBS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “DBS Group”), and DBS, together with the DBS Group, each of their respective directors and each person who controls DBS or the DBS Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the “Liabilities”) to which any member of the Underwriter Group may become subject to the extent such Liabilities are based (in whole or in part) upon any untrue statement of any material fact contained in the Relevant Portions and in the Provided Information or are based (in whole or in part) upon the omission by Borrower to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions in light of the circumstances under which they were made, not misleading (except that (i) Borrower’s obligation to indemnify in respect of any information contained in a Disclosure Document that is derived in part from information provided by Borrower or any Affiliate of Borrower and in part from information provided by others unrelated to or not employed by Borrower shall be limited to any untrue statement or omission of material fact therein known to Borrower that results directly from an error in any information provided (or which should have been provided) by Borrower and (ii) Borrower shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrower or to include such portions of the Provided Information). The indemnity contained in the indemnification certificate will be in addition to any liability which Borrower may otherwise have.
               (c) The indemnification certificate shall provide that Borrower’s liability under clauses (a) and (b) of the indemnification certificate shall be limited to Liabilities based (in whole or in part) upon any such untrue statement or omission made in a Disclosure

Document in reliance upon and in conformity with information furnished to Lender by, or furnished at the direction and on behalf of, Borrower in connection with the preparation of those portions of the relevant Disclosure Document pertaining to the Property, Borrower, General Partner, Guarantor, Tenant, Parent, or the Loan, including financial statements of Borrower and operating statements with respect to the Property.
               (d) The indemnification certificate shall also provide that promptly after receipt by an indemnified party of notice of the commencement of any action covered by the indemnification certificate, such indemnified party will notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party thereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to such indemnified party of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if an indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it that are different from or in conflict with those available to the indemnifying party, or indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party.
               (e) The indemnification certificate shall also provide that in order to provide for just and equitable contribution in circumstances in which the indemnity provided for therein is for any reason held to be unenforceable by an indemnified party in respect of any actual, out-of-pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable thereunder, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for lost profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the DBS Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

               14.4 Retention of Servicer. Lender reserves the right to retain, and from time to time discharge and replace, the Servicer. Lender shall pay the standard monthly servicing fee of the Servicer. Except for the monthly servicing fee to be paid by Lender, Borrower shall pay any fees and expenses of the Servicer and any reasonable third-party fees and expenses, including, without limitation, special servicing fees, work-out fees and reasonable attorneys fees and disbursements, in connection with a prepayment, release of the Property, assumption or modification of the Loan, special servicing or work-out of the Loan or enforcement of the Loan Documents.
XV. ASSIGNMENTS AND PARTICIPATIONS
     15.1 Assignment and Acceptance.
               (a) Subject to Section 15.1(b) below, Lender may assign to one or more Persons all or a portion of Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note); provided that the parties to each such assignment shall execute and deliver to Lender (or if designated by Lender, Servicer), on behalf of Borrower (“Registrar”), for its acceptance and recording in the Register, an Assignment and Acceptance. Borrower will not be required in connection with any such assignment to incur, suffer or accept (i) any lesser rights or greater obligations than as currently set forth in the Loan Documents or (ii) any expense or any liability in connection with such Assignment and Acceptance. In addition, subject to Section 15.1(b) below, Lender may participate to one or more Persons all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including without limitation, all or a portion of the Note) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect.
               (b) Section 15.1(a) above notwithstanding, Lender (as named on the first page of this Agreement and not any successor or assign thereof) agrees that except in connection with a Securitization by Lender (as named on the first page of this Agreement and not any successor or assign thereof), Lender (as named on the first page of this Agreement and not any successor or assign thereof) shall use good faith efforts to exclude from any sale or syndication of Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note) those Persons identified on Schedule II.
     15.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (b) Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance, except with respect to (i) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents after the effective date of the Assignment and Acceptance and (ii) any letter of credit, cash deposit or other deposits or security (other than the Lien of the Security Instrument and the other Loan Documents) delivered to or for the benefit of or deposited with German American Capital Corporation, as Lender, for which German American Capital Corporation shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Approved Bank and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.
     15.3 Content. By executing and delivering an Assignment and Acceptance, Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than as provided in such Assignment and Acceptance, Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (b) Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (e) such assignee appoints and authorizes Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Lender by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (f) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Lender.
     15.4 Register. Registrar shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lender and each assignee pursuant to this Article XV and the Principal Amount of the Loan owing to each such assignee from time to time (the “Register”). The entries in the Register shall, with respect to such assignees, be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by Lender, Borrower or any assignee of Lender pursuant to this Article XV at any reasonable time and from time to time upon reasonable prior written notice.
     15.5 Substitute Notes. Upon its receipt of an Assignment and Acceptance executed by an assignee, together with any Note or Notes subject to such assignment, Registrar shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit M hereto, (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register, and (c) give prompt written notice thereof to Borrower. Within five Business Days after its receipt of such notice, Borrower, at Lender’s expense, shall execute and deliver to Lender in exchange and substitution for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the portion of the Loan assigned to it and a new Note to the order of Lender in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower and to delete obligations previously satisfied by Borrower). Notwithstanding the provisions of this Article XV, Borrower shall not be responsible or liable for any additional taxes, reserves, adjustments or other costs and expenses that are related to, or arise as a result of, any transfer of the Loan or any interest or participation therein that arise solely and exclusively from the transfer of the Loan or any interest or participation therein or from the execution of the new Note contemplated by this Section 15.5, including, without limitation, any mortgage tax. Lender and/or the assignees, as the case may be, shall from time to time designate one agent through which Borrower shall request all approvals and consents required or contemplated by this Agreement and on whose statements Borrower may rely.
     15.6 Participations.
               (a) Lender and each assignee pursuant to this Article XV may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such assignee’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, and (iv) Borrower, Lender and the assignees pursuant to this Article XV shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations under this Agreement and the other Loan Documents. In the event that more than one party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower may rely.
               (b) Section 15.6(a) above notwithstanding, Lender (as named on the first page of this Agreement and not any successor or assign thereof) agrees to shall use good faith efforts to exclude from any sale or syndication of participation rights by (as named on the first page of this Agreement and not any successor or assign thereof) pursuant to Section 15.6(a) above to those Persons identified on Schedule II.
     15.7 Disclosure of Information. Any assignee pursuant to this Article XV may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XV, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing for the benefit of Borrower to preserve the confidentiality of any confidential information received by it.
     15.8 Security Interest in Favor of Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Article XV may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
XVI. RESERVE ACCOUNTS
     16.1 Tax Reserve Account.
          16.1.1 General. Borrower shall, or shall cause Manager to, deposit into the Holding Account an amount equal to (a) one-twelfth of the annual Real Estate Taxes that Lender reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing 12 months in order to accumulate with Lender sufficient funds to pay all such Real Estate Taxes at least 30 days prior to the imposition of any interest, charges or expenses for the non-payment thereof and (b) one-twelfth of the annual Other Charges that Lender reasonably estimates will be payable during the next ensuing 12 months (said monthly amounts in (a) and (b) above hereinafter called the “Monthly Tax Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”).
          16.1.2 Disbursement. Lender will, in accordance with Section 3.1.6 hereof, instruct the Cash Management Bank to transfer from the Holding Account the Monthly Tax Reserve Amount to the Tax Reserve Account. Lender will apply the Tax Reserve Amount to payments of Real Estate Taxes and Other Charges required to be made by Borrower pursuant to Article V, Article VII and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 7.3 above. In making any payment relating to the Tax Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Real Estate Taxes and Other Charges pursuant to Article V and Article VII, Lender shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Lender reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Real Estate Taxes and Other Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least 30 days prior to the imposition of any interest, charges or expenses for the non-payment of such Real Estate Taxes or Other Charges. Upon payment of such Real Estate Taxes and Other Charges, Lender shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.

     16.2 Insurance Reserve Account.
          16.2.1 General. Unless Borrower shall have delivered evidence satisfactory to Lender that the coverage required by Article VI is maintained for the benefit of Borrower by Manager or Guarantor (and evidence of the payment in full of the associated premiums prior to the expiration of any existing coverage), Borrower shall deposit (or cause Manager to deposit) into the Holding Account an amount equal to one-twelfth of the insurance premiums that Lender reasonably estimates, based on the most recent bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount,” and the aggregate amount of funds held in the Insurance Reserve Account being the “Insurance Reserve Amount”).
          16.2.2 Disbursement. Lender will, in accordance with Section 3.1.6 hereof, instruct the Cash Management Bank to transfer from the Holding Account the Monthly Insurance Reserve Amount, if any, to the Insurance Reserve Account. Lender will apply the Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower pursuant to Article VI and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for insurance premiums pursuant to Article VI, Lender shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time Lender reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least 30 days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Lender shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.
     16.3 FF&E Reserve Account.
          16.3.1 General. Borrower shall, or shall cause Manager to, deposit into the Holding Account an amount equal to five percent of prior calendar months Operating Income (said monthly amounts hereinafter called the “Monthly FF&E Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “FF&E Reserve Amount”); provided so long as Manager is depositing or otherwise remitting the Monthly FF&E Reserve Amount to the FF&E Holding Account, Borrower shall not be required to, nor shall Borrower be required to cause Manager to, deposit the Monthly FF&E Reserve Amount into the Holding Account.
          16.3.2 Disbursement. Lender will, in accordance with Section 3.1.6 hereof, instruct the Cash Management Bank to transfer from the Holding Account the Monthly FF&E

Reserve Amount to the FF&E Reserve Account. Provided no Event of Default has occurred and is continuing, Lender shall make disbursements (but no more frequently than one each calendar month and, other than any final disbursement, the total amount of any request shall not be less than $25,000) from the FF&E Reserve Account (but not in an amount more than the FF&E Reserve Amount on deposit from time to time) to reimburse Borrower or Manager or to provide funds to Borrower or Manager for the acquisition or replacement of FF&E. Lender shall, within 10 Business Days after a written request from Borrower or Manager (and Borrower hereby authorizes Lender to disburse funds pursuant to this Section 16.3 based on instructions from Manager) and satisfaction of the requirements set forth in this Section 16.3 disburse to Borrower or Manager, as applicable, amounts from the FF&E Reserve Account necessary to pay for the actual costs associated with the acquisition or replacement of any FF&E. Each request for disbursement from the FF&E Reserve Account shall be in a form reasonably acceptable to Lender, and which shall, at a minimum, specify the specific items (which may be general categories) for which the disbursement is requested, and the estimated cost for each item of FF&E purchased. Each request for disbursement shall be delivered at least 10 Business Days prior to the date of the requested disbursement and shall include, if applicable, copies of invoices and either (a) evidence satisfactory to Lender of payment of all such amounts or (b) evidence satisfactory to Lender that such amounts will be paid by such disbursement.
XVII. DEFAULTS
     17.1 Event of Default.
               (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
                    (i) if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Note is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Liquidated Damages Amount is not paid on the date required by this Agreement or any other Loan Document, (E) any deposit to the Holding Account is not made on the required deposit date therefore and such payment is not made within three Business Days following Notice by Lender; (F) Borrower or Tenant, or any Person on behalf of Borrower or Tenant (other than Lender) (I) delivers instructions to Manager contrary to or inconsistent with the instructions set forth on Exhibit A, or (II) repudiates the payment subordination provided by Tenant for the benefit of Lender in Exhibit A, or (G) except as to any amount included in (A), (B), (C), (D) (E) and/or (F) of this clause (i), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for 10 Business Days after Lender delivers written notice thereof to Borrower;
                    (ii) subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof;

                    (iii) if the insurance policies required by Article VI are not kept in full force and effect, or if certificates of insurance are not delivered to Lender in accordance with Article VI;
                    (iv) if, except as permitted pursuant to Article VIII or as may otherwise be effected with the prior written consent of Lender, (A) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property, (B) any Transfer of any direct or indirect interest in Borrower, General Partner, Guarantor or any other SPE Entity, (C) any Lien or encumbrance on all or any portion of the Property other than Permitted Encumbrances, (D) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower, General Partner, Guarantor or any SPE Entity or (E) the filing of a declaration of condominium with respect to the Property;
                    (v) if any, representation or warranty made by Borrower herein or by Borrower, Guarantor or any Affiliate of Borrower in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made, and, if such breach is reasonably susceptible to cure, such breach is not cured within 30 days following written notice from Lender;
                    (vi) if Borrower, General Partner any SPE Entity or any Guarantor shall make an assignment for the benefit of creditors;
                    (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, General Partner, any SPE Entity or any Guarantor or if Borrower, General Partner, any SPE Entity or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, General Partner, any SPE Entity or any Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, General Partner, any SPE Entity or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, General Partner, any SPE Entity or any Guarantor upon the same not being discharged, stayed or dismissed within 90 days;
                    (viii) if Borrower, General Partner, any SPE Entity or any Guarantor, as applicable, attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
                    (ix) with respect to any term, covenant or provision set forth herein (other than the other subsections of this Section 17.l) which specifically contains a notice requirement or grace period, if Borrower, any SPE Entity or any Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
                    (x) if any of the assumptions contained in the Non-Consolidation Opinion, in any Additional Non-Consolidation Opinion or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-

consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect and such untruth is reasonably expected to result in a ruling in favor of substantial consolidation of Borrower;
                    (xi) if Borrower shall fail to comply with any covenants set forth in Section 5.1.4, Section 5.2.9 or Section 5.2.20 and such failure is reasonably expected to result in a ruling in favor of substantial consolidation of Borrower;
                    (xii) except as provided clause (xi) above, if Borrower shall fail to comply in any material respect (to the extent such covenant is not qualified by materiality) or any respect (to the extent such covenant is qualified by materiality) with any covenants set forth in Article V or Section XI with such failure continuing for 15 Business Days after Lender delivers written notice thereof to Borrower;
                    (xiii) if Borrower shall fail to comply in any material respect (to the extent such covenant is not qualified by materiality) or any respect (to the extent such covenant is qualified by materiality) with any covenants set forth in Section 4 or Section 3(d) or Section 8 of the Security Instrument with such failure continuing for 15 Business Days after Lender delivers written notice thereof to Borrower;
                    (xiv) [intentionally omitted];
                    (xv) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or any Guarantor, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender);
                    (xvi) if the Management Agreement is terminated and a Qualified Manager is not appointed as a replacement manager pursuant to the provisions of Section 5.2.14 within 60 days after such termination;
                    (xvii) except as expressly permitted pursuant to Section 8.3 hereof, if Borrower or any other Person grants any easement, covenant or restriction (other than the Permitted Encumbrances) over the Property;
                    (xviii) subject to the terms of Section 7.3 hereof, if Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects the Property, the default of which shall have a Material Adverse Effect;
                    (xix) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in subsections (i) to (xviii) above, for 30 days after written notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed 90 days.
               (b) Subject to the terms of Article XVIII, unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Note and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described above, the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.
     17.2 Remedies.
               (a) Subject to the terms of Article XVIII, unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.

               (b) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Lender may:
                    (i) without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;
                    (ii) in Lender’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;
                    (iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Lender may determine in its sole discretion; and
                    (iv) take all other actions provided in, or contemplated by, this Agreement.
               (c) With respect to Borrower, the Account Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the entire Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Lender may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by this Agreement or the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.
     17.3 Remedies Cumulative; Waivers. Subject to the terms of Article XVIII, the rights, powers and remedies of Lender under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any Guarantor or to impair any remedy, right or power consequent thereon.
     17.4 Costs of Collection. In the event that after an Event of Default: (a) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents; or (c) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Lender all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.
XVIII. SPECIAL PROVISIONS
     18.1 Exculpation.
          18.1.1 Exculpated Parties. Except as set forth in this Section 18.1, the Recourse Guaranty and the Environmental Indemnity, no personal liability shall be asserted, sought or obtained by Lender or enforceable against (a) Borrower, Parent or Guarantor, (b) any Affiliate of Borrower, (c) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (d) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (a) through (d) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Note, the Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender. The foregoing limitation shall not in any way limit or affect Lender’s right to any of the following and Lender shall not be deemed to have waived any of the following:
                    (i) Foreclosure of the lien of this Agreement and the Security Instrument in accordance with the terms and provisions set forth herein and in the Security Instrument;
                    (ii) Action against any other security at any time given to secure the payment of the Note and the other Obligations;
                    (iii) Exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;
                    (iv) Any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by this Agreement and the Security Instrument or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; or

                    (v) The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).
          18.1.2 Carveouts From Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s or any Guarantor’s liability for the payment (without duplication), in accordance with the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents, to Lender of:
               (a) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the fraudulent acts of or intentional misrepresentations by Borrower, Guarantor or any Affiliate of Borrower or Guarantor;
               (b) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of misapplication or misappropriation by Borrower, General Partner, Tenant or any of their respective Affiliates of Proceeds, Rents, Security Deposits and any other funds due to Lender under the Loan Documents (including issues, profits and/or income thereon), in each case, to the extent the same have not been applied toward payment of the Indebtedness, or used for the repair or replacement of the Property in accordance with the provisions of this Agreement; provided that in such case the measure of damages shall not be less than the amount of the funds so misapplied or misappropriated;
               (c) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of forfeiture of the Property or Account Collateral due to criminal activity of Borrower or Guarantor;
               (d) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of (i) the physical waste to the Property, or (ii) the failure of Borrower to comply with the Section 5.1.24 above;
               (e) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the wrongful removal or destruction of the Property or Account Collateral, by Borrower, General Partner Tenant or any of their respective Affiliates or damage to the Property caused by willful misconduct or gross negligence of Borrower, General Partner, Tenant or any of their respective Affiliates;
               (f) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure to pay Operating Expenses (including charges for labor and materials) that results in Liens on the Property or Account Collateral when there is sufficient Operating Income to cover such Operating Expenses;
               (g) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure to pay Impositions that results in Liens on the Property or Account Collateral when there is sufficient Operating Income to cover such Impositions;

               (h) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of all or any part of the Property or the Account Collateral being encumbered by a Lien (other than this Agreement and any other Loan Document) in violation of the Loan Documents when there is sufficient Operating Income to discharge such Lien;
               (i) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of Borrower to comply with any of the provisions of Article XII;
               (j) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the misapplication or misappropriation by Manager of the amounts or other property credited from time to time to the FF&E Holding Account (including issues, profits and/or income thereon), to the extent the same have not been used for the repair or replacement of the Property or FF&E in accordance with the provisions of this Agreement or the Management Agreement; provided that (i) in such case the measure of damages shall not be less than the amount of the funds so misapplied or misappropriated, and (ii) the terms of this Section 18.1.2(j) shall become void from and after the date Borrower and Tenant deliver to Lender (A) a fully executed Control Agreement granting to and perfecting in favor of Lender a first priority security interest in the FF&E Holding Account, and (B) such Opinion of Counsel and other documents or instruments as Lender shall then reasonable request, in each case, in form and substance acceptable to Lender;
               (k) the entire amount of the Indebtedness and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lender, in the event (and arising out of such circumstances) that (i) Borrower Transfers the Property, or there is a Transfer of the equity interests in Borrower, General Partner or any other SPE Entity in violation of Article VIII (other than as consented to by Lender in writing); (ii) the Property directly or indirectly is used to secure Debt (other than Permitted Debt) obtained by or for the benefit of Borrower in violation of the Loan Documents or otherwise without the consent of Lender, (iii) an involuntary case is commenced against Borrower under the Bankruptcy Code with the collusion of Borrower, Guarantor, Tenant or any of their respective Affiliates, (iv) Borrower commences a voluntary case under the Bankruptcy Code or an order for relief is entered with respect to the Borrower under the Bankruptcy Code through the actions of the Borrower, Guarantor or any of their respective Affiliates at a time when the Borrower is able to pay its debts as they become due unless Borrower and Guarantor shall have received an opinion of independent counsel that the General Partner of Borrower has a fiduciary duty to seek such an order for relief, (v) Borrower, Guarantor or any of their respective Affiliates raise any defense, counterclaim and/or allegation (other than good faith defenses, counterclaims or allegations, in each case, as determined by the finder of facts in such matter) in the exercise of any remedies by Lender under the Loan Documents, (vi) any breach of the Singe Purpose Entity provisions of this Agreement and other Loan Documents, in each case, that is reasonably expected to result in a ruling in favor of substantive consolidation of Borrower, or (vii) Borrower or Tenant, or any Person on behalf of Borrower or Tenant (other than Lender) (I) delivers instructions to Manager contrary to or inconsistent with the instructions set forth on Exhibit A, or (II) repudiates the payment subordination provided by Tenant for the benefit of Lender in Exhibit A (other than with the prior written consent of Lender); and

               (l) reasonable costs of enforcement and collection (including, reasonable attorney’s fees and expenses) incurred by Lender in connection with any of the foregoing clauses (a) through (k).
XIX. MISCELLANEOUS
     19.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.
     19.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
     19.3 Governing Law.
          (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE

CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICE COMPANY
80 STATE STREET
ALBANY, NEW YORK 12207-2543
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     19.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought (and, if a Securitization shall have occurred, a Rating Agency Confirmation is obtained), and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
     19.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     19.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	German American Capital Corporation
60 Wall Street, 10th floor
New York, New York 10005
Attention: William Mott and General Counsel
Telecopy No.: (212) 737-4489
Confirmation No.: (212) 250-3606

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Harvey R. Uris, Esq.
Telecopy No.: (917) 777-2212
Confirmation No.: (212) 735-3000

If to Borrower:	Ashford Crystal Gateway, LP
c/o Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: General Counsel
Telecopy No.: (972) 490-9207
Confirmation No.: (972) 778-9207

With a copy to:	Andrews & Kurth, LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attn: Brigitte Kimichik, Esq.
Telecopy No.: (214) 659-9605
Confirmation No.: (214) 659-4441
All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, (iii) three Business Days after being deposited in the United States mail as required above or (iv) on the day sent if sent by facsimile with confirmation on or before

5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.
     19.7 TRIAL BY JURY. BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.
     19.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     19.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     19.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

     19.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
     19.12 Expenses; Indemnity
               (a) Except as otherwise expressly provided in the Loan Documents, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement); (ii) [intentionally omitted]; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) procuring insurance policies pursuant to Section 6.1.11; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Holding Account.
               (b) Borrower shall protect, indemnify and save harmless Lender, and all officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the “Indemnified Parties”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the

Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (ii) an Indemnified Party or its designee taking possession or control of the Property or (iii) the foreclosure of the Security Instrument, except to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties (other than such willful misconduct or gross negligence imputed to the Indemnified Parties because of their interest in the Property): (1) ownership of Borrower’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or Appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate, and any Environmental Claim, (4) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower to perform or comply with any of the terms of any Lease or REA within the applicable notice or grace periods, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases, or (9) the presence at, in or under the Property or the Improvements of any Hazardous Materials in violation of any Environmental Law. Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within 30 days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender and Borrower that would make such separate representation advisable; provided further that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld or delayed, and claim the benefit of this Section 19.12 with respect to such action, suit or proceeding and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower with 30 days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding and claim the benefit of this Section 19.12 with respect to settlement of such action, suit or proceeding. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower.
     19.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     19.14 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
     19.15 Liability of Assignees of Lender. No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lender hereunder. The limitation of liability provided in this Section 19.15 is (a) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (b) shall not apply to any assignee’s gross negligence or willful misconduct.
     19.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
               (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
               (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     19.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld.
     19.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.
     19.19 Waiver of Counterclaim and other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document, any and every right it may have to (a) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (b) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.
     19.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
     19.21 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.
     19.22 Counterparts. This Agreement may be executed in multiple counterparts (whether facsimile, original, portable document format or otherwise), each of which shall constitute an original, but all of which shall constitute one document.
[NO FURTHER TEXT ON THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: ASHFORD CRYSTAL GATEWAY LP, a Delaware limited partnership
By:	Ashford Crystal Gateway GP LLC, a Delaware limited liability company, its general partner
By:	/s/ David Brooks
	Name:	David Brooks
	Title:	Vice President

[Marriott Crystal Gateway Loan Agreement Signature Page — Borrower]

LENDER: GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation
By:	/s/ Kelly A. Carter
	Name:	Kelly A. Carter
	Title:	Vice President

By:	/s/ William C. Mott Jr.
	Name:	William C. Mott Jr.
	Title:	Managing Director

[Marriott Crystal Gateway Loan Agreement Signature Page — Lender]

LENDER: GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation
By:	/s/ Kelly A. Carter
	Name:	Kelly A. Carter
	Title:	Vice President

By:	/s/ William C. Mott Jr.
	Name:	William C. Mott Jr.
	Title:	Managing Director

[Loan and Security Agreement-Signature Page]

Solely for purposes of the indemnity
set forth in Section 5.1.25 above
GUARANTOR:
ASHFORD HOSPITALITY LIMITED
PARTNERSHIP, a Delaware limited
partnership

By:	Ashford GP General Partner LLC, a
Delaware limited liability company,
its general partner

By:	/s/ David Brooks
	Name:	David Brooks
	Title:	Vice President

[Marriott Crystal Gateway Loan Agreement Signature Page — Guarantor]

SCHEDULE I
Qualified Institutional Holder Requirements
          “Qualified Institutional Holder” means a Person, other than an individual, Borrower, General Partner, Guarantor or an Affiliate of Borrower, General Partner or Guarantor, that satisfies the following requirements:
               (a) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate advisory firm, real estate investment trust or governmental entity or plan,
               (b) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Loan,
               (c) an institution substantially similar to any of the foregoing clauses (a) or (b),
               (d) any entity Controlled by any of the entities described in clause (a), (b) or (c) above, provided that such entity described in clause (a), (b) or (c) above satisfies the Minimum Equity Threshold and Minimum Total Assets Threshold requirements specified below;
               (e) a Qualified Trustee, or single purpose bankruptcy remote entity which contemporaneously pledges its interest in the Loan, in connection with the creation of collateralized debt obligations (“CDO”) secured by, or a financing through an “owner trust” of, such interest (any of the foregoing, a “CDO Securitization Vehicle”), provided that (1) one or more classes of securities issued by such CDO Securitization Vehicle is initially rated at least investment grade by each of the S&P and Moody’s, or (2) the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Transferee, are each a Qualified Transferee under clauses (a), (b), or (c) of this definition,
               (f) a Qualified Trustee in connection with a CMBS securitization of an interest in the Loan (a “CMBS Securitization Vehicle”), so long as (A) the special servicer of such Securitization Vehicle has the Required Special Servicer Rating (and, if it fails to maintain such requirement, shall be replaced within thirty days) and (B) the entire “controlling class” of such CMBS Securitization Vehicle is held by one or more entities that are otherwise Qualified Transferees under clauses (a), (b), (c) or (d) of this definition;
               (g) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (a), (b), (c) or (d) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clause (a), (b), (c) or (d) of this definition; or
Schedule I - 1

               (h) any party Controlled, Controlling or under common Control with the assigning Lender;
provided in each case of clauses (a), (b) or (c) of this definition that such party has (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholders’ equity not less than the Minimum Equity Threshold and total assets not less than the Minimum Total Assets Threshold (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans similar to the Loan; or any entity Controlling, Controlled by or under common Control with (in each case, as defined below) any of the entities described in clauses (a), (b) or (c) above.
          For purposes of this Schedule I only, the following terms shall have the meanings ascribed to the below:
                    (i) “CDO Asset Manager” with respect to any CDO Securitization Vehicle, shall mean the entity which is responsible for managing or administering the applicable interest in the Loan as an underlying asset of such CDO Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of such interest in the Loan).
                    (ii) “CDO Securitization Vehicle” has the meaning provided in the definition of Qualified Transferee.
                    (iii) “CDO” has the meaning provided in the definition of Qualified Transferee.
                    (iv) “Control” means the ownership, directly or indirectly, in the aggregate of more than 50% of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” have meanings correlative thereto).
                    (v) “Intervening Trust Vehicle” means, with respect to any CDO Securitization Vehicle, a trust vehicle or entity which holds the applicable portion of the Loan as collateral securing (in whole or in part) any obligation or security held by such CDO Securitization Vehicle as collateral for the CDO.
                    (vi) “Mezzanine Loan” shall have the meaning set forth in the Agreement to which this Schedule I is attached.
                    (vii) “Minimum Equity Threshold” means $250,000,000.
                    (viii) “Minimum Total Assets Threshold” means $600,000,000.
                    (ix) “Permitted Fund Manager” means any Person that on the date of determination is (A) a nationally recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (B) investing through a fund with

2

committed capital of at least $250,000,000 and (C) not subject to a bankruptcy or similar proceeding.
                    (x) “Preferred Equity” shall have the meaning set forth in the Agreement to which this Schedule I is attached.
                    (xi) “Qualified Trustee” means (A) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (B) an institution insured by the Federal Deposit Insurance Corporation or (C) an institution whose long term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.
                    (xii) “Required Special Servicer Rating” means (A) a rating of “CSS1” in the case of Fitch, (B) on the S&P list of approved special servicers in the case of S&P and (C) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the 12 month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

3

SCHEDULE II
Restricted Party List
1.	Real Estate Investment Trusts, brands and direct competitors of Parent, and each of their respective Affiliates
Schedule II - 1

SCHEDULE III
Litigation
1.	None
Schedule III - 1

SCHEDULE IV
REAs
1.	Easement granted to the County Board of Arlington County, Virginia, dated August 12, 1969, recorded September 23, 1969, in Deed Book 1711, page 306, for public street and utilities. NOTE: Deed of Partial Vacation and Relocation of Easement dated October 3, 1980, and recorded January 29, 1981, in Deed Book 2033, page 619.
2.	Certificate dated December 26, 1972, and recorded January 12, 1973, in Deed Book 1808, page 44, and Order recorded in Deed Book 1878, page 524, evidences that taking of the following:
(a)	Easement to construct, reconstruct, alter, operate and maintain a public street or highway, including any necessary appurtenances thereof, drainage and/or utilities and cut and/or fill slopes, retaining wall footings and piles as detailed therein.

(b)	Any and all easements of access, light or air incident to the land abutting said Limited Access Highway Rt 595, any ramps, loops or connection at or with intersection highways, pursuant to Article 4, Chapter 1, Title 33.1 of the Code of Virginia, 1950, as amended.
3.	Certificate dated December 21, 1972, and recorded January 12, 1973, in Deed Book 1808, page 48, and Order recorded in Deed Book 1877, page 716, evidences the taking of the following:
(a)	Easement to construct, reconstruct, alter, operate and maintain in public street or highway, including any necessary appurtenances thereof, drainage and/or utilities and cut and/or fill slopes as detailed herein.

(b)	Any and all easements of access, light or air incident to the land abutting said Limited Access Highway Rt 595, any ramps, loops or connection at or with intersection highways, pursuant to Article 4, Chapter 1, Title 33.1 of the Code of Virginia, 1950, as amended.
4.	Certificate dated December 27, 1972, and recorded January 12, 1973, in Deed Book 1808, page 51, and Order recorded in Deed Book 1877, page 716, evidences the taking of the following:
(a)	Easement to construct, reconstruct, alter, operate and maintain a public street or highway, including any necessary appurtenances thereof, drainage and/or utilities, retaining wall footings and piles and cut necessary and cut and/or fill slopes as detailed therein.

(b)	Any and all easements of access, light or air incident to the land abutting said Limited Access Highway Rt 595, any ramps, loops or connection at or with intersection highways, pursuant to Article 4, chapter 1, Title 33.1 of the Code of Virginia, 1950, as amended.
Schedule IV - 1

5.	Certificate dated December 21, 1972, and recorded January 12, 1973, in Deed Book 1808, page 58, and Order recorded in deed Book 1877, page 716, evidences the taking of the following:
(a)	Easement to construct, reconstruct, alter, operate and maintain a public street or highway, including any necessary appurtenances thereof, drainage and/or utilities retaining wall footings and piles and cut and/or fill slopes as detailed therein.

(b)	Any and all easements of access, light or air incident to the land abutting said Limited Access Highway Rt 595, any ramps, loops or connection at or with intersection highways, pursuant to Article 4, Chapter 1, Title 33.1 of the Code of Virginia, 1950 as amended.
6.	Certificate dated December 20, 1972, and recorded January 12, 1973, in Deed Book 1808, page 62, and Order recorded in Deed Book 1877, page 716, evidences the taking of the following:
(a)	Easement to construct, reconstruct, alter, operate and maintain a public street or highway, including any necessary appurtenances thereof, drainage and /or utilities and cut and/or fill slopes, retaining wall footings and piles as detailed therein.

(b)	Any and all easements of access, light or air incident to the land abutting said Limited Access Highway Rt 595, any ramps, loops or connection at or with intersection highways, pursuant to Article 4, Chapter 1, Title 33.1 of the Code of Virginia, 1950, as amended.
7.	Certificate dated January 3, 1973, and recorded January 22, 1973, in Deed Book 1808, page 512, and Order recorded in Deed Book 1877, page 716, evidences the taking of the following:
(a)	Easement to construct, reconstruct, alter, operate and maintain a public street or highway, including any necessary appurtenances thereof, drainage and/or utilities and cut and/or fill slopes, as detailed therein.

(b)	Any and all easements of access, light or air incident to the land abutting said Limited Access Highway Rt 595, any ramps, loops or connection at or with intersection highways, pursuant to Article 4, Chapter 1, Title 33.1 of the Code of Virginia, 1950, as amended.
8.	Easement granted to Washington Metropolitan Area Transit Authority recorded August 21 1973, in Deed Book 1834, page 554, to construct, operate and maintain an underground rapid rail transit structure and facilities and public utilities together with appurtenances and rights as partly shown on the Survey.
9.	Easement granted to the County Board of Arlington County, Virginia, dated September 19, 1980, recorded October 7, 1980, in Deed Book 2023, page 1730, to provide an underground access easement for emergency vehicles to parking spaces such as fire
Schedule IV - 2

fighting equipment, rescue and ambulance and police vehicles together with appurtenances and rights as detailed therein.
10.	Deed of Easement between Washington Metropolitan Area Transit Authority and EADS Associates, a Virginia limited partnership, dated December 8, 1980, and recorded December 22, 1980, Deed Book 2030, page 1375, as partly shown on the Survey.
11.	Easement granted to Virginia Electric and Power Company dated January 29, 1982, recorded June 14, 1982, in Deed Book 2063, page 1379, to construct, operate and maintain underground conduits and cables together with appurtenances and rights as shown on the Survey.
12.	Easement granted to the County Board of Arlington County, Virginia, dated July 3, 1986, recorded August 27, 1986, in Deed Book 2231, page 1330, for public street and utility purposes as shown on the Survey.
13.	Terms, duties, conditions, easements, obligations and/or provisions of Easement Agreement by and between EADS Condominium Corporation, a Virginia corporation, and EADS Associates, a Virginia limited partnership, dated August 28, 1986, and recorded September 2 1986, in Deed Book 2232, page 1307, for reciprocal access, utilities, and encroachments as detailed therein; see instrument for particulars.
14.	Terms, duties, conditions, obligations and/or provisions contained in Agreement by and between EADS Associates and the Commonwealth of Virginia, acting by and through the State Highway and Transportation Commissioner, dated May 14, 1981, unrecorded.
Schedule IV - 3

EXHIBIT A
IRREVOCABLE DIRECTION LETTER
[see attached]
Exhibit A - 1

IRREVOCABLE DIRECTION LETTER
October 29, 2010
VIA FACSIMILE AND FEDERAL EXPRESS
Marriott Hotel Services, Inc.
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Law Department 52/923 — Hotel Operations
Phone: (301)380-9555
Fax: (301)380-6727
Ladies and Gentlemen:
     Reference is made to that certain Management Agreement between Marriott Hotel Services, Inc. (together with its successors and permitted assigns, “Manager”) and Ashford Gateway TRS Corporation (together with its successors and permitted assigns, “Tenant”) dated as of July 13, 2006, as amended by that certain (a) side letter dated July 13, 2006, (b) First Amendment dated July 17, 2007, (c) side letter dated September 26, 2008, (d) Second Amendment dated February 20, 2009, (e) Third Amendment dated December  , 2009, and (f) side letter dated April 6, 2010 (collectively as amended, the “Management Agreement”). Reference is also made to that certain (x) Owner Agreement, among Ashford Crystal Gateway LP, as landlord (together with its successors and permitted assigns, “Landlord”), Owner, as tenant, and Manager, as manager dated July 13, 2006 (as modified and amended from time to time, the “Owner Agreement”), and (y) the Real Estate and Personal Property Taxes Agreement dated as of February 20, 2009, among Manager, Landlord and Tenant, as amended by the First Amendment date the date hereof (the “Tax Escrow Agreement”).
     German American Capital Corporation, a Maryland corporation (together with its successors and assigns, “Lender”) has entered into a financing transaction with Landlord, pursuant to which Lender has made a $105,000,000 mortgage loan (“Loan”) to and for the benefit of Landlord. The Loan is evidenced by, inter alia, that certain Loan and Security Agreement dated the date hereof between Lender and Landlord (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”). As security for the obligations of Landlord under such financing transaction, (i) Landlord has granted to Lender a first lien and security interest in its realty, inventory, accounts and its tangible and intangible personal property, including, with limitation all rights of Landlord under, in and to the Management Agreement and Owner Agreement, and (ii) Tenant has collaterally assigned to Lender all of its rights under the Management Agreement, Owner Agreement and Tax Escrow Agreement, in each case, including the right to receive all amounts payable to Tenant or Landlord under the Management Agreement, Owner Agreement or Tax Escrow Agreement. As a material inducement to Lender providing such financing to the Landlord, Lender has required that Landlord and Tenant obtain Manager’s agreement to the provisions of this Payment Direction Letter.

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     Accordingly, Manager hereby agrees with Landlord, Tenant and Lender as follows:
          (i) With respect to all amounts due or otherwise payable to Tenant or Landlord pursuant to or otherwise with respect to the Management Agreement or Owner’s Agreement, Manager is instructed to, and shall, make all such payments due on and after the date of this Payment Direction Letter directly to the account listed on Exhibit A, or such other account as may be specified from time to time by Lender (the “Collection Account"').
          (ii) With respect to all amounts due or otherwise payable to Tenant pursuant to or otherwise with respect to the Tax Escrow Agreement, Manager is instructed to, and shall, make all such payments due on and after the date of this Payment Direction Letter directly to the Collection Account.
          (iii) Without limiting the terms of clauses (i) and (ii) above, Tenant agrees that Tenant’s right to receive any and all payments or other sums due to Tenant under the Management Agreement, Owner’s Agreement or Tax Escrow Agreement is, and from and after the date hereof shall be, subordinated to the payment in full of the Loan and other Indebtedness (as defined in the Loan Agreement) due to the Lender. If following the occurrence and during the continuation of an Event of Default (as defined in the Loan Agreement) Tenant receives any sums under or on account of the Management Agreement, Owner’s Agreement or Tax Escrow Agreement for whatever reason or from whatever source, then Tenant shall hold such sums in trust for the benefit of Lender, and shall, within one Business Day following receipt of the same, pay and deliver (or cause to be paid or delivered) such sums directly to Lender.
          (iv) All payments under the Management Agreement or the Owner’s Agreement shall be made by Manager to the Collection Account and to no other account, in accordance with the terms of the Management Agreement and the Subordination, Non- Disturbance and Attornment Agreement of even date herewith, executed by Lender, Landlord, Tenant and Manager, unless and until Manager receives written notification from an officer of Lender.
          (v) Without the prior written consent of Lender, each of Tenant and Landlord agree that it shall not terminate, amend, revoke or modify this Payment Direction Letter in any manner or direct or cause the Manager to pay any amount in any manner other than as provided specifically in this Payment Direction Letter. Lender, and not Manager, shall be responsible for enforcement of the Landlord’s and Tenant’s agreement not to terminate, amend, revoke or modify this Payment Direction Letter or direct or cause the Manager to pay any amount other than as provided specifically herein.
          (vi) The provisions of this Payment Direction Letter cannot be modified or rescinded without Lender’s prior written consent. The signatures of Manager, Tenant and Landlord set forth below indicates their agreement with the terms hereof.
     This Payment Direction Letter shall be governed by, construed in accordance with and enforced under the laws of the State of New York without references to its choice of law provisions, and without the aid of any custom, canon or rule requiring construction against the draftsman. This Payment Direction Letter may be signed in two or more counterparts (whether

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facsimile, original, portable document format or otherwise), each of which shall constitute an original and together shall constitute one and the same instrument. Lender is an express third party beneficiary the terms, conditions and covenants set forth in this Payment Direction Letter.
[REMAINDER OF PAGE BLANK]

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If the foregoing is acceptable to Landlord, Tenant, Manager and Lender, please acknowledge your agreement and acceptance of this Payment Direction Letter by duly signing and promptly returning a copy of this Payment Direction Letter.

LANDLORD: ASHFORD CRYSTAL GATEWAY LP, a Delaware limited partnership

By:	Ashford Crystal Gateway GP LLC, a Delaware limited liability company, its general partner

By:	/s/ David Brooks
	Name:	David Brooks
	Title:	Vice President

OWNER: ASHFORD GATEWAY TRS CORPORATION, a Delaware corporation
By:	/s/ David Kimichik
	Name:	David Kimichik
	Title:	President

[Irrevocable direction Letter-signature Page]

LENDER: GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation
By:	/s/ Kelly a. Carter
	Name:	Kelly a. Carter
	Title:	Vice President

By:	/s/ William C. Mott Jr
	Name:	William C. Mott Jr.
	Title:	Managing Director

[Irrevocable direction Letter-signature Page]

LENDER: GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation
By:
Name:
Title:

By:
Name:
Title:

Accepted this 29th day of October, 2010 MARRIOTT HOTEL SERVICES, INC. a Delaware corporation
By:	/s/ Horace E. Jordon
	Name:	Horace E. Jordon
	Title:	Vice President

Marriott Crystal Gateway Irrevocable Payment Direction Letter — Borrower/Tenant/Manager/Lender

EXHIBIT A TO
PAYMENT DIRECTION LETTER

BANK:	Deutsche Bank Trust Company Americas
ABA NUMBER:	021001033
ACCOUNT NUMBER:	01-419-647
REFERENCE:	PORT S62698.1 HOLDING ACCOUNT
ATTENTION:	Anabelle Roa

Exhibit A

EXHIBIT B
BORROWER ORGANIZATIONAL STRUCTURE
[see attached]

Exhibit B-1

EXHIBIT C
INTENTIONALLY OMITTED

Exhibit C-1

EXHIBIT D
CERTIFICATE OF INDEPENDENT MANAGER/MEMBER/DIRECTOR
     THE UNDERSIGNED,____________________, hereby certifies as follows:
     1. I have been elected to serve as an independent member/manager/director and independent member/manager/director of _________, a ________ limited liability company/corporation (the “Company”). [The Company’s sole purpose is to serve as __________________ (the “Borrower”)].
     2. I am aware that under its Limited Liability Company Agreement/Articles of Incorporation and By Laws, the Company is required to have at least two so-called [“Independent Managers” and “Independent Members“][“Independent Directors”].
     3. I hereby certify that I am aware of the definition of and requirement for [Independent Managers and Independent Members][Independent Directors] as set forth in the [Limited Liability Company Agreement][Articles of Incorporation and By Laws] of the Company, including but not limited to, the requirement that when voting on a matter put to the vote of[ the membership or board of managers][board of directors], that notwithstanding that the Company [or the Borrower] may be insolvent, an Independent Manager/Independent Director shall, to the extent permitted by law, take into account the interest of the creditors of the Company [and the Borrower] as well as the interest of the Company [and the Borrower]. As an [Independent Manager and Independent Member][Independent Director] of the Company, I will vote in accordance with my fiduciary duties under applicable law.
     4. I hereby certify that I meet the requirements of [an Independent Manager and Independent Member as set forth in the Operating Agreement] [an Independent Director as set forth in the Articles of Incorporation and the By Laws].
     5. I certify that, subject to my fiduciary duties as an[ Independent Manager and Independent Member][Independent Director], it is my intention as a so-called [“Independent Manager” and “Independent Member"][“Independent Director"] to take into account, to the extent permitted by law, the interest of all creditors of the Company [and the Borrower] as well as the Company [and the Borrower] in fulfilling my duties as an [Independent Manager and Independent Member][Independent Director] of the Company.
     6. I understand that German American Capital Corporation and its successors, participants, transferees and assigns, will rely on this Certificate in conjunction with loans to be made to the Borrower.
     Executed as of this ___ day of _________, 200__.

Print Name:

Exhibit D-1

EXHIBIT E
ARTICLE 8 “OPT IN” LANGUAGE
     Section _. Shares and Share Certificates
a.	Shares. A [Member’s limited liability company interest in the Company] [Partner’s limited partnership interest in the Partnership] shall be represented by the Shares issued to such [Member by the Company][Partner of the Partnership] . All of a [Member’s][Partner’s] Shares, in the aggregate, represent such [Member’s][Partner’s] entire [Partner by the Partnership] [limited liability company interest in the Company [limited partnership interest in the Partnership]. The [Member][Partner] hereby agrees that its interest in the [Company][Partnership] and in its Shares shall for all purposes be personal property. A [Member] [Partner] has no interest in specific [Company][Partnership] property. “Share” means a [limited liability company interest][limited partnership interest] in the [Company][Partnership] held by a [Member][Partner].

b.	Share Certificates.
i.	Upon the issuance of Shares to any [Member][Partner] in accordance with the provisions of this Agreement, the [Company][Partnership] shall issue one or more Share Certificates in the name of such [Member][Partner]. Each such Share Certificate shall be denominated in terms of the number of Shares evidenced by such Share Certificate and shall be signed by the [Member][Partner] on behalf of the [Company][Partnership]. “Share Certificate” means a non-negotiable certificate issued by the [Company][Partnership] substantially in the form of Schedule hereto, which evidences the ownership of one or more Shares. Each Share Certificate shall bear the following legend: “This certificate evidences an interest in _______________________ and shall be a security interest for purposes of Article 8 of the Uniform Commercial Code of the State of Delaware and the Uniform Commercial Code of any other Jurisdiction.” This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

ii.	The [Company][Partnership] shall issue a new Share Certificate in place of any Share Certificate previously issued if the holder of the Shares represented by such Share Certificate, as reflected on the books and records of the [Company][Partnership].
(1)	makes proof by affidavit, in form and substance satisfactory to the [Company][Partnership], that such previously issued Share Certificate has been lost, stolen or destroyed.

(2)	requests the issuance of a new Share Certificate before the [Company][Partnership] has notice that such previously issued Share Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

Exhibit E-1

(3)	if requested by the [Company][Partnership], delivers to the [Company][Partnership] a bond, in form and substance satisfactory to the [Company][Partnership], with such surety or sureties as the [Company][Partnership] may direct, to indemnify the [Company][Partnership] against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Share Certificate; and

(4)	satisfies any other reasonable requirements imposed by the [Company][Partnership].
iii.	Subject to the restrictions set forth in [describe Loan Agreement/Mezzanine Loan Agreement restrictions] upon a [Member’s][Partner’s]’s Transfer in accordance with the provisions of this Agreement of any or all Shares represented by a Share Certificate, the Transferee of such Shares shall deliver such Share Certificate to the [Company][Partnership] for cancellation, and the [Company][Partnership] shall thereupon issue a new Share Certificate to such Transferee for the number of Shares being Transferred and, if applicable, cause to be issued to such [Member][Partner] a new Share Certificate for that number of Shares that were represented by the canceled Share Certificate and that are not being Transferred. “Transfer” means, with respect to any Shares, and when used as a verb, to sell or assign such Shares, and, when used as a noun, shall have a meaning that correlates to the foregoing. “Transferee” means an assignee or transferee. “Transferor” means the Person making a Transfer.
c.	Free Transferability. Except as limited by the [describe Loan Agreement/Mezzanine Loan Agreement restrictions], to the fullest extent permitted by the Act, any [Member][Partner] may, at any time or from time to time, without the consent of any other Person, Transfer, pledge or encumber any or all of its Shares. Subject to the restrictions of the [describe Loan Agreement/Mezzanine Loan Agreement restrictions], the Transferee of any Shares shall be admitted to the [Company][Partnership] as a substitute member of the [Company][Partnership] on the effective date of such Transfer upon (i) such Transferee’s written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of the Transferor of such Shares, which shall be evidenced by such Transferee’s execution and delivery to the [Company][Partnership] of an Application for Transfer of Shares on the reverse side of the Share Certificate representing the Shares being transferred, and (ii) the recording of such Transferee’s name as a Substitute [Member][Partner] on the books and records of the [Company][Partnership]. Any Transfer of any Shares pursuant to this Section __ shall be effective as of the later of (i) the close of business on the day on which such Transfer occurs, or (ii) the effective date and time of such Transfer that is designated in the Application for Transfer of Shares delivered by the Transferee to the [Company][Partnership].

Exhibit E-2